                                  EXHIBIT 1.1



                               Table of Contents


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ARTICLE 1.        SALE AND PURCHASE OF ASSETS.....................................................................1

   1.1   Sale and Purchase of Assets..............................................................................1
   1.2   Excluded Assets..........................................................................................3
   1.3   Closing..................................................................................................4
   1.4   Purchase Price...........................................................................................4
   1.5   Assumption of Liabilities................................................................................4
   1.6   Closing Date Deliveries..................................................................................6
   1.7   Closing Date Balance Sheet...............................................................................7
   1.8   Earnout Amount...........................................................................................8
   1.9   Further Assurances.......................................................................................9
   1.10  Allocation of Purchase Price............................................................................10
   1.11  Purchaser Board Seat....................................................................................10
   1.12  Failure to Obtain Consents..............................................................................10
   1.13  Intercompany Balances...................................................................................11

ARTICLE 2.        REPRESENTATIONS AND WARRANTIES.................................................................11
   2.1   Representations and Warranties as to Seller.............................................................11
      2.1.1      Corporate Status................................................................................11
      2.1.2      Conflicts, Consents.............................................................................11
      2.1.3      Financial Information, Material Adverse Change, Undisclosed Liabilities.........................12
      2.1.4      Personal Property...............................................................................12
      2.1.5      Real Property...................................................................................13
      2.1.6      Accounts Receivable.............................................................................14
      2.1.7      Inventories.....................................................................................14
      2.1.8      Intellectual Property...........................................................................14
      2.1.9      Material Agreements.............................................................................15
      2.1.10     Absence of Certain Changes......................................................................16
      2.1.11     Insurance.......................................................................................18
      2.1.12     Litigation......................................................................................18
      2.1.13     No Judgments or Orders..........................................................................18
      2.1.14     Compliance with Laws, Permits...................................................................18
      2.1.15     Tax Matters.....................................................................................19
      2.1.16     Compliance with ERISA...........................................................................19
      2.1.17     Labor Matters...................................................................................21
      2.1.18     Questionable Payments...........................................................................21
      2.1.19     Environmental...................................................................................21
      2.1.20     Brokers, Finders................................................................................23
   2.2   Representations and Warranties of Purchaser.............................................................23
      2.2.1      Corporate Status................................................................................24
      2.2.2      Authorization...................................................................................24
      2.2.3      Conflicts, Consents.............................................................................24
      2.2.4      Litigation......................................................................................24
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


                               Table of Contents
                               -----------------
                                  (continued)


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      2.2.5      Brokers, Finders................................................................................25
      2.2.6      Senior Debt.....................................................................................25

ARTICLE 3.        CERTAIN COVENANTS..............................................................................25
   3.1   Efforts to Consummate Transaction.......................................................................25
   3.2   Discharge of Excluded Liabilities.......................................................................25
   3.3   Employee Matters........................................................................................25
   3.4   Customer Lists..........................................................................................27
   3.5   Financing...............................................................................................27
   3.6   Tax Matters.............................................................................................27
   3.7   Transactional Tax Undertakings..........................................................................28
   3.8   Property Taxes..........................................................................................28
   3.9   Satisfaction of Certain Indebtedness....................................................................28
   3.10  Accounts Receivable.....................................................................................28
   3.11  Technical Support.......................................................................................29

ARTICLE 4.        CONDITIONS PRECEDENT...........................................................................29
   4.1   Conditions to Obligations of Purchaser..................................................................29
      4.1.1      Certain Approvals, etc..........................................................................29
      4.1.2      No Litigation or Injunction.....................................................................30
      4.1.3      Title Insurance.................................................................................30
      4.1.4      Transfer Documents..............................................................................30
      4.1.5      Opinion of Counsel..............................................................................30
      4.1.6      Corporate Action................................................................................30
      4.1.7      Conditions to Obligations of Seller.............................................................31
      4.1.8      Transfer Documents..............................................................................31
      4.1.9      Certain Approvals, etc..........................................................................31
      4.1.10     No Litigation or Injunction.....................................................................31
      4.1.11     Purchase Price..................................................................................31
      4.1.12     Opinion of Counsel..............................................................................31
      4.1.13     Fairness Opinion................................................................................31
      4.1.14     Corporate Action................................................................................31

ARTICLE 5.        INDEMNIFICATION................................................................................32
   5.1   Indemnification by Seller...............................................................................32
   5.2   Indemnification by Purchaser............................................................................34
   5.3   Notice of Claims........................................................................................34
   5.4   Third Party Claims......................................................................................35

ARTICLE 6.        MISCELLANEOUS..................................................................................36
   6.1   Survival................................................................................................36
   6.2   Expenses................................................................................................36
   6.3   Assignment; Successors; Parties in Interest.............................................................36


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


                               Table of Contents
                               -----------------
                                  (continued)


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   6.4   Amendment and Modification..............................................................................36
   6.5   Access After Closing....................................................................................36
   6.6   Bulk Sales Law..........................................................................................37
   6.7   Notices.................................................................................................37
   6.8   Public Announcement.....................................................................................38
   6.9   Captions................................................................................................38
   6.10  Entire Agreement........................................................................................38
   6.11  Counterparts............................................................................................38
   6.12  Severability............................................................................................38
   6.13  Arbitration.............................................................................................38
   6.14  Confidential Nature of Information......................................................................39
   6.15  Schedules and Exhibits..................................................................................39
   6.16  Definitions.............................................................................................39
   6.17  Governing Law...........................................................................................46

                            ASSET PURCHASE AGREEMENT

                                     among

                             JPS INDUSTRIES, INC.,

                       JPS CONVERTER AND INDUSTRIAL CORP.

                                      and

                             JPSA ACQUISITION CORP.


                         Dated as of November 16, 2000

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is entered into as of November 16, 2000, between JPSA ACQUISITION CORP., a North Carolina corporation ("Purchaser"), JPS CONVERTER AND INDUSTRIAL CORP., a Delaware corporation ("Seller") and JPS INDUSTRIES, INC., a Delaware corporation ("Parent").

                                  WITNESSETH

         WHEREAS, Seller is engaged in, among other things, the business of the manufacture and sale of greige fabric from spun and filament yarn through the operation of manufacturing facilities (the "Facilities") located in Greenville, South Carolina (comprised of two locations, the "Office Property" and the "Monaghan Plant"), South Boston, Virginia (the "South Boston Plant"), and Laurens, South Carolina (the "Watts Plant") (collectively, together with the operations referenced as the JPS Apparel Division in Seller's company reports, the "JPSA Division"); and

         WHEREAS, Parent desires to cause Seller to enter into this Agreement, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets and properties of the JPSA Division and certain other assets of Seller described herein, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows (certain capitalized terms used in this Agreement are defined in SECTION 6.16 hereof):

                                  ARTICLE 1.
                          SALE AND PURCHASE OF ASSETS

         1.1 Sale and Purchase of Assets. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing provided for in SECTION 1.3, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase from Seller, all right, title and interest of Seller in and to: (i) all of the assets and properties of every nature, kind and description, tangible and intangible, whether real, personal or mixed, whether contingent or otherwise, whether now existing or hereinafter acquired, wheresoever located, and whether or not reflected on Seller's books, owned by Seller relating to the JPSA Division, excluding the Excluded Assets, as the same may exist as of the Closing Date; and (ii) certain other assets specifically identified herein or in the schedules hereto, relating to the JPSA Division (collectively, the "Assets"); subsections (i) and (ii) to include, without limitation, all right, title and interest of Seller in, to and under:

         (a) The real property identified on SCHEDULE 2.1.5 and owned by Seller, and all of the buildings, structures (surface and subsurface), fixtures and improvements located thereon, together with all water and other utility lines, rights of way, uses, licenses, permits, approvals, easements, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto (the "Owned Real Property") and, by assignment of leases, all of Seller's right, title, and interest in the real estate leases identified on SCHEDULE 2.1.5 (the "Real Property Leases") (including, without limitation, any assignment of a real estate lease or sublease) to buildings, fixtures and improvements, including construction in progress, and appurtenances thereto, located on the real property subject to such real estate leases, and any and all assignable warranties of third parties with respect thereto (the "Leased Real Property");

         (b) All tangible assets (the "Personal Property Assets") (i) relating exclusively to the JPSA Division located at the Facilities, including machinery and equipment, tooling, molds, tools, business machines, computers, terminals, computer equipment, telephones, telephone systems, furniture, office equipment, furnishings, vehicles, trucks, forklifts, rolling stock, trailers and storage units and any and all assignable warranties of third parties with respect thereto, and (ii) without duplication, that personal property listed on
SCHEDULE 2.1.4;

         (c) The ratti twisters and thirty-four (34) 85 inch Sulzer looms, and related shipping cradles associated with the scrim manufacturing, located at the Monaghan Plant listed on SCHEDULE 2.1.4, but not on the books of the JPSA Division;

         (d) All inventories of raw materials, supplies, work-in-process, finished products, goods, spare parts, replacement and component parts, office and other supplies and packaging materials and similar items, wherever located, owned by Seller and relating exclusively to the JPSA Division;

         (e) (i) As they relate exclusively to the JPSA Division and only to the extent assignable by Seller: all of Seller's right, title and interest in and to all Intellectual Property and all goodwill associated therewith owned by Seller, to the extent set forth on SCHEDULE 2.1.8, including: (x) all logos, trade styles, trade names, trademarks, service marks (and applications therefor), (y) all patents and patent applications; and (z) all copyrights (and applications therefor), whether registered or not, owned by or assigned to Seller or in which Seller has an interest by license, agreement, shop right, common law, or otherwise, together with all processes, designs, drawings, formulas, inventions, trade secrets, know-how, ideas and concepts, and together with all goodwill associated therewith; (ii) all royalties (or claims relating thereto) due and owing to Seller with regard to the foregoing; and (iii) the Customer Lists;

         (f) All contracts, arrangements, licenses, leases and other agreements owned by Seller and relating exclusively to the JPSA Division, including, without limitation, any right to receive payment pursuant to such contracts, arrangements, licenses, leases and other agreements;

         (g) All of Seller's right, title and interest in and to the personal property leases listed in SCHEDULE 2.1.9;

         (h) To the extent transfer is permitted by applicable law or regulation, all licenses, permits or orders issued by any Governmental Authority with respect to the conduct of the JPSA Division, including, without limitation, those listed in SCHEDULE 2.1.14;

         (i) All credits, prepaid rentals and other prepaid expenses, deferred charges, advance payments, security deposits and prepaid items owned by Seller and relating exclusively to the operations of the JPSA Division;

         (j) All contracts of insurance owned by Seller and relating exclusively to the JPSA Division and all of the Seller's rights, claims and interest in any insurance, insurance claims, escrows, reserves or rights to indemnity with respect to any of the Assets and all liabilities or claims assumed by Purchaser pursuant to the terms of this Agreement;

         (k) All real or personal property tax refunds or credits related exclusively to the Assets;

         (l) All accounts receivable attributable exclusively to the business and operations of the JPSA Division;

         (m) All revenues resulting from customer orders of the JPSA Division received after the Closing Date, and all revenues attributable to the rental or other use of any Customer Lists after the Closing Date;

         (n) To the extent owned by Seller, all choses in action, claims and demands of any nature against third parties, whether by way of counterclaim or otherwise, with respect to the JPSA Division, the ownership, use, function or value of any of the Assets or the Assumed Liabilities relating to actions, facts or circumstances occurring or arising after the Closing Date; and

         (o) All books, records, files, invoices, data bases, computer programs, manuals and other materials (in any form or medium) related exclusively to the operation of the JPSA Division, including, without limitation, product specifications, drawings, distribution lists, sales and promotional materials, personnel records of Hired Employees, research and development records, accounting records, sales order files, and supplier lists.

         1.2 Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller will retain and not transfer, and Purchaser will not purchase or acquire, the following (collectively, the "Excluded Assets"):

         (a) The Material Agreements designated by Purchaser in Schedules 2.1.4, 2.1.5, 2.1.8 or 2.1.9 as Excluded Liabilities;

         (b) Any of Seller's claims for any federal, state or local tax refunds or credits other than real or personal property tax refunds or credits related exclusively to the Assets;

         (c) The Benefit Plans and the assets related thereto and any records relating thereto;

         (d) Except as provided in SECTION 1.1(M), all cash and cash equivalents attributable to the operations of the JPSA Division prior to the Closing Date;

         (e)      Seller's rights and interests under this Agreement;

         (f) The minute book, stock records, and corporate seal of Seller and of its subsidiaries;

         (g)      The Benease(R) Computer program;

         (h) That certain promissory note issued by Chiquola Fabrics to Seller;

         (i) Any rights to payments from the South Carolina Second Injury Fund arising prior to the Closing Date, whether or not paid prior to the Closing Date; and

         (j)      The items listed on SCHEDULE 1.2.

         1.3 Closing. Subject to the satisfaction or waiver of all respective conditions to each party's obligations to close, the purchase and sale of the Assets and the assumption of the liabilities contemplated hereby (the "Closing") shall be consummated at the offices of Jones, Day, Reavis & Pogue in Atlanta, Georgia at 9:00 a.m., on November 16, 2000, or at such other place, time or date as the parties hereto may agree in writing (the "Closing Date"). The parties understand and agree that, subject to the provisions of
SECTION 1.7, for purposes of Closing, all financial statement, payroll, and related cut-off periods shall be the close of business on SATURDAY, OCTOBER 28, 2000.

         1.4 Purchase Price. The purchase price (the "Purchase Price") to be paid to Seller for the sale, transfer, and conveyance of the Assets, subject to the Adjustment Amount, shall be:

         (i) Twenty-Seven Million Ninety-Two Thousand One Hundred Thirty-Four and No/100 Dollars ($27,092,134.00), subject to the Adjustment Amount (the "Cash Purchase Price");

         (ii)     the assumption of the Assumed Liabilities; and

         (iii)    the Earnout Amount provided in SECTION 1.8.

         1.5      Assumption of Liabilities.

         (a) On the Closing Date, Purchaser shall deliver to Seller the Bill of Sale, in the form of EXHIBIT A, and the Assignment and Assumption Agreement, in the form of EXHIBIT B, pursuant to which Purchaser shall assume and agree to discharge all of the following obligations exclusively related to the JPSA Division in accordance with their respective terms, but only to the extent that such obligations do not constitute Excluded Liabilities:

         (i) any and all liabilities, obligations and commitments arising out of the (x) Real Property Leases identified in SCHEDULE 2.1.5 and
         (y) Material Agreements, excluding, however, (A) any obligation or liability for breach thereof occurring prior to the Closing Date and
         (B) any Material Agreements designated by Purchaser in SCHEDULES 2.1.4, 2.1.5, 2.1.8 or 2.1.9 as Excluded Liabilities;

         (ii) all trade accounts payable, accrued payroll and accrued employee benefits (including, without limitation, all obligations of Seller and Parent under any employment contracts, severance policies, vacation policies, and similar employee benefit programs to the extent accrued and disclosed on the Closing Date Balance Sheet, but excluding those liabilities related to the Excluded Assets as provided in
         SECTION 1.2(C)); and

         (iii) all obligations and liabilities accruing, arising out of, or relating to acts or omissions of Purchaser, including the operation and use of the Assets from and after the Closing Date.

All of the foregoing to be assumed by Purchaser hereunder (excepting any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

         (b) Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not assume any liabilities, obligations or commitments of Seller relating to or arising out of the operations of the JPSA Division or the ownership of the Assets other than the Assumed Liabilities (the "Excluded Liabilities"). Without limiting the generality of the foregoing, none of the following shall be "Assumed Liabilities" for purposes of this Agreement:

         (i) Any and all Taxes (whether pursuant to existing laws and regulations or laws and regulations subsequently enacted by any Governmental Authority) which arise from: (A) the business and operations of the JPSA Division prior to and including the Closing Date; (B) the ownership of the Assets prior to and including the Closing Date; or (C) any Taxes owed by Seller arising from the consummation of the transaction contemplated herein; provided, however, that as set forth in SECTION 5.1, Purchaser shall be required to expend reserves for the Excluded Liabilities described in this
         SECTION 1.5(B)(I) before asserting any claim for a Loss relating to such Excluded Liabilities;

         (ii) Any and all costs, expenses, liabilities or obligations incurred by Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

         (iii) Any and all divisional intergroup or intercompany payables and other liabilities of the JPSA Division to Seller or any of its affiliates;

         (iv) Any and all liabilities and obligations under any recalls mandated by any Governmental Authority on or after the Closing Date with respect to products manufactured or sold by Seller prior to the Closing Date;

         (v) Any and all liabilities and obligations arising from or in connection with warranty claims and product liability claims relating to products manufactured and sold by Seller prior to the Closing Date; provided, however, that as set forth in SECTION 5.1, Purchaser shall be required to expend reserves for the Excluded Liabilities described in this SECTION 1.5(B)(V) before asserting any claim for a Loss relating to such Excluded Liabilities;

         (vi) Any liabilities or obligations relating to any Environmental Damages whether or not disclosed in any schedule to this Agreement or otherwise known to Purchaser;

         (vii) Any liability of Seller for the unpaid Taxes of any person under Reg. 1.1502-6 of the Code (or any other similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise;

         (viii) Any liabilities or obligations of Seller for borrowed money or evidenced by bonds, debentures, notes, drafts or similar instruments;

         (ix) Any liabilities or obligations of Seller existing on the Closing Date relating to individuals who are employees of the JPSA Division while employed by Seller, except to the extent provided in SECTIONS 1.5(A)(II) AND 3.3;

         (x) Any WARN Act obligations with respect to employees of Seller, solely to the extent the basis for which arises prior to the Closing Date;

         (xi)     Any liabilities or obligations relating to the Excluded
         Assets;

         (xii) All liabilities or obligations of Seller relating to any claims by employees of the JPSA Division, whether pending as of Closing or arising after Closing, due to acts, alleged acts or omissions of Seller occurring prior to Closing under any federal labor or employment laws or state laws relating to or arising out of the employment relationship or the termination thereof, including, without limitation, any claims under the National Labor Relations Act, Fair Labor Standards Act, Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, and the Civil Rights Act of 1866 and 1970 or relating to any of the Plans, except to the extent provided in SECTIONS 1.5(A)(II) AND 3.3; and

         (xiii) Any liabilities or obligations in respect of any actions, suits or proceedings, or possible claims, whether such actions, suits, proceedings or possible claims are currently pending, threatened, contingent or otherwise, in any way relating to the conduct of the business and operations of the JPSA Division prior to the Closing Date, including any such matters disclosed on SCHEDULE 2.1.12 and without regard to whether any such actions, suits, or proceedings are described on SCHEDULE 2.1.12.

         (xiv) Any liabilities, costs or expenses relating to termination of any Material Agreement by Seller in connection with the consummation by Seller of the transactions contemplated hereby;

         (xv) Any and all liabilities, obligations, and commitments to customers relating to Charge-Backs and Returns; provided, however, that as set forth in SECTION 5.1, Purchaser shall be required to expend reserves for the Excluded Liabilities described in this SECTION 1.5(B)(XV) before asserting any claim for a Loss relating to such Excluded Liabilities; and

         (xvi) Any liabilities or obligations of Seller for accrued post-retirement or post-employment benefits.

         1.6      Closing Date Deliveries.

         (a) On the Closing Date, Seller and Parent shall deliver or cause to be delivered to Purchaser (i) the Bill of Sale and the Assignment and Assumption Agreement collectively covering all of the Assets and the Assumed Liabilities and (ii) all of the documents, instruments and opinions required to be delivered by Seller pursuant to SECTION 4.1.

         (b) On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller (i) the Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller, provided, however, that the Cash Purchase Price to be delivered on the Closing Date shall be adjusted on the Closing Date as provided below,
(ii) the Bill of Sale and the Assignment and Assumption Agreement and (iii) all of the documents, instruments and opinions required to be delivered by Purchaser pursuant to SECTION 4.1.7.

The Cash Purchase Price delivered by Purchaser at Closing shall be decreased by the amount designated as the "Cash Purchase Price Adjustment" on SCHEDULE 1.6(B).

         1.7      Closing Date Balance Sheet.

         (a)      As promptly as practicable (but not later than forty-five
(45) days after the Closing Date), Purchaser shall deliver to Seller a balance sheet of the JPSA Division as of the Closing Date (the "Closing Date Balance Sheet"), indicating the Closing Date Working Capital, prepared by Purchaser's independent public accountants in accordance with generally accepted accounting principles ("GAAP") consistently applied and in accordance with past practices of Seller, together with such independent public accountants' standard audit opinion. Seller shall have thirty (30) days from the date on which the Closing Date Balance Sheet is delivered to it to review such document (the "Review Period"). Seller and its accountants shall be provided with full access to the work papers of Purchaser and its accountants in connection with such review. If Seller asserts that any item or amount shown or reflected in the Closing Date Balance Sheet is not materially correct or that the calculation of Closing Date Working Capital was arrived at other than in accordance with GAAP applied on a consistent basis, in accordance with Seller's past practices, or does not fairly present the financial condition of the JPSA Division as of the Closing Date in accordance with the provisions of this SECTION 1.7(A), then Seller may, on or prior to the last day of the Review Period, deliver a notice to Purchaser setting forth, in reasonable detail, the basis for the disagreement therewith, together with supporting calculations (the "Dispute Notice"). If no Dispute Notice is delivered by Seller on or prior to the last day of the Review Period, the Closing Date Balance Sheet shall be deemed accepted by both parties and shall provide the basis for determining the Closing Date Working Capital and any adjustments required pursuant to SECTION 1.7(C).

         (b) Disputes. Within thirty (30) days after delivery of the Dispute Notice, if Purchaser and Seller shall be unable despite their reasonable efforts to resolve the dispute set forth in the Dispute Notice, Purchaser and Seller shall jointly retain a nationally recognized firm of independent public accountants mutually acceptable to them. Such independent firm shall review the Closing Date Balance Sheet (and, if necessary or appropriate in their judgment, any related work papers of Seller) and the Dispute Notice, and shall, as promptly as practicable and in no event later than forty-five (45) days following the date of their engagement, deliver to Purchaser and Seller a report (the "Adjustment Report") setting forth, in reasonable detail, their determination with respect to all of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Date Balance Sheet and the calculation of Closing Date Working Capital to reflect such determination, together with supporting calculations. The Adjustment Report shall be final and binding upon Purchaser and Seller. The fees of the independent firm shall be the obligation of the party as to which the Adjustment Report is adverse.

         (c) Adjustment and Payment. Upon final determination of the Closing Date Working Capital pursuant to Sections 1.7(a) and (b), the Purchase Price shall be adjusted as follows:

In the event that the Closing Date Working Capital is greater than or less than $24,160,000, as calculated in the attached SCHEDULE 1.7(C), then the Purchase Price shall be increased or decreased, respectively, by the amount of the difference (such difference, if any, herein referred to as the "Adjustment Amount"). The Adjustment Amount, if any, shall be paid by Seller to Purchaser, if a reduction in the Purchase Price, or by Purchaser to Seller, if an increase in the Purchase Price, by wire transfer of immediately available funds within ten (10) business days after the final determination of the Closing Date Working Capital; provided, however, that in the event that Purchaser and Seller agree that an Adjustment Amount is due to either Purchaser or Seller, as the case may be (the "Receiving Party"), but a bona fide dispute exists between Purchaser and Seller as to the amount due to the Receiving Party, the party from whom such payment is due (the "Paying Party") shall pay to the Receiving Party within ten (10) business days after delivery of the Dispute Notice the amount that both parties reasonably believe is due and shall only be entitled to withhold the amount equal to the difference between the amount that the Receiving Party reasonably believes is due and the amount that the Paying Party reasonably believes is due (the "Disputed Amount"). In addition, upon final determination of Closing Date Working Capital, if it is determined that the Paying Party owes all or any portion of the Disputed Amount to the Receiving Party, the Paying Party shall pay to the Receiving Party, in addition to the Disputed Amount, or any portion thereof, interest at the rate of 10% per annum on the Disputed Amount, or portion thereof, calculated from the date of delivery of the Dispute Notice.

         1.8      Earnout Amount.

         (a) Within seventy-five (75) days after the date that is twenty-four (24) months after the first day of Purchaser's first full fiscal month immediately following the Closing Date (the "Earnout Payment Date"), Purchaser shall pay to Seller the Earnout Amount. In the event that Purchaser and Seller agree than an Earnout Amount is due, but a bona fide dispute exists between Purchaser and Seller regarding the amount due, Purchaser shall pay to Seller the amount that Purchaser reasonably believes is due and shall only be entitled to withhold the amount equal to the difference between the amount that Seller reasonably believes is due and the amount that Purchaser reasonably believes is due. If Purchaser and Seller shall be unable despite their reasonable efforts to resolve a bona fide dispute regarding the Earnout Amount within thirty (30) days after the Earnout Payment Date, Purchaser and Seller shall jointly retain a nationally recognized firm of independent public accountants mutually acceptable to them, the cost of which shall be borne equally by Purchaser and Seller. Such independent firm shall review Purchaser's calculation of the Earnout Amount (and, if necessary or appropriate in their judgment, any related work papers of Seller), and shall, as promptly as practicable and in no event later than forty-five (45) days following the date of their engagement, deliver to Purchaser and Seller a report (the "Earnout Report") setting forth, in reasonable detail, their determination with respect to all of the disputed items or amounts and the calculation of the Earnout Amount to reflect such determination, together with supporting calculations. The Earnout Report shall be final and binding upon Purchaser and Seller. In addition, if the Earnout Report shall be adverse to Purchaser, Purchaser shall pay to Seller within ten (10) business days after the final determination of the Earnout Amount, interest at the rate of 10% per annum on any portion of the Earnout Amount that is outstanding, calculated from the Earnout Payment Date.

         (b) The Earnout Amount shall be equal to fifty percent (50%) of the amount by which Cumulative Adjusted EBITDA, for the period beginning on the first day of Purchaser's first full fiscal month immediately following the Closing Date and ending on the date that is twenty-four (24) full fiscal months thereafter, exceeds Eleven Million and No/100 Dollars ($11,000,000.00). The Earnout Amount, if any, shall be paid by Purchaser to Seller by wire transfer of immediately available funds within ten
(10) business days after final determination of the Earnout Amount. Payment of the Earnout Amount shall be subject to offset pursuant to SECTION 5.1.

         (c) Cumulative Adjusted EBITDA shall be calculated in accordance with GAAP consistently applied as used in the preparation of Seller's balance sheet of April 1, 2000. Notwithstanding the foregoing, nothing contained herein shall be construed to limit Purchaser's authority to change the fiscal year of the JPSA Division, to allocate overhead, to consolidate the JPSA Division with another division or subsidiary of Purchaser solely for accounting purposes (provided that no such change, allocation, or consolidation shall render it impossible to calculate Cumulative Adjusted EBITDA hereunder) or to change accounting methods or principles for purposes other than the calculation of the Earnout Amount; provided, however, that in the event that Purchaser consolidates the operations of the JPSA Division with those of another division or subsidiary of Purchaser, changes the fiscal year of the JPSA Division, allocates overhead or changes the accounting methods or principles of the JPSA Division, Purchaser shall maintain (at no additional expense for purposes of calculating Cumulative Adjusted EBITDA) a separate set of books and records for the business of the JPSA Division from which Cumulative Adjusted EBITDA hereunder can be calculated; and provided further that Purchaser shall notify Seller or its designee promptly following any such change.

         (d) Unless a bona fide dispute exists with respect to the Earnout Amount, the determination of Cumulative Adjusted EBITDA hereunder shall be made by Purchaser's independent public accountants.

         (e) Seller acknowledges and agrees that its right to receive the Earnout Amount shall be subordinated and junior in right of payment to any and all senior obligations of Purchaser for borrowed money, including that certain Loan and Security Agreement of even date herewith between Purchaser and Foothill Capital Corporation, as amended, restated, refinanced, or replaced from time to time, (but not including any mezzanine or senior subordinated obligations) (the "Senior Debt"). In the event the lender(s) to Purchaser of the Senior Debt (the "Senior Lender") does not permit the payment of all or any portion of the Earnout Amount (if any) when due, such amount shall be evidenced by a promissory note and shall be payable on such terms as Purchaser, Seller and the Senior Lender shall agree, subordinated only to the Senior Debt.

         (f) In the event that Purchaser sells substantially all of its operating assets or disposes of a majority of its capital stock to an unaffiliated third party purchaser by sale, merger or otherwise, Purchaser acknowledges and agrees that it will take all necessary actions to have such third party purchaser assume all of the obligations of Purchaser set forth in this SECTION 1.8.

         1.9 Further Assurances. On the Closing Date, Seller shall (i) deliver to Purchaser such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as Purchaser may reasonably request or as may be otherwise reasonably necessary to vest in Purchaser all the right, title and interest of Seller in, to or under all of the Assets, and (ii) take all steps as may be reasonably necessary to put Purchaser in actual possession and control of all the Assets. From time to time following the Closing, the parties shall execute and deliver, or cause to be executed and delivered, to each other such other instruments and documents as may be reasonably requested or as may be otherwise reasonably necessary to consummate the transactions contemplated hereunder. Notwithstanding anything in this SECTION 1.9 to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Assets if an attempted assignment thereof without the consent of a third party thereto or Governmental Authority would constitute a breach thereof or a violation of applicable law. If any such consent shall not be obtained or if any attempted assignment would be ineffective, Seller shall cooperate with the Purchaser to the extent permitted by law and by the terms of any material third party agreements to which Seller is a party in any other reasonable arrangement designed to provide to Purchaser the benefits of any such license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment.

         1.10 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in SCHEDULE 1.10. The parties to this Agreement agree that such allocation is a fair and reasonable allocation of the Purchase Price, and the parties to this Agreement shall file all applicable tax returns and reports (including IRS Form 8594 issued pursuant to Section 1060 of the Code) in accordance with and based upon such allocation, and shall not take any position in any tax return or report, or any tax proceeding or audit that is inconsistent with such allocation.

         1.11 Purchaser Board Seat. Purchaser covenants that it will take all necessary actions to elect to its Board of Directors an individual designated by Parent, Seller or any of their affiliates (the "Parent Designee"), effective as of the Closing Date, to serve for the period beginning on the date of this Agreement and ending two (2) years from such date or for such longer period during which any Earnout Amount is due but has not been paid to Seller or any dispute with regard to Purchaser's obligation to pay an Earnout Amount exists. Without limiting the foregoing, such Parent Designee shall be entitled to receive, no later than any Director of the Purchaser, all information provided to any Director for purposes of committee meetings or otherwise. In the event Purchaser shall consolidate the JPSA Division with any other division, subsidiary or other entity, Purchaser shall take all necessary action to ensure that the Parent Designee shall serve on the Board of Directors of any such resulting entity for the period contemplated hereby.

         1.12 Failure to Obtain Consents. Notwithstanding any contrary provision in this Agreement, neither Seller nor Parent shall have any liability whatsoever to Purchaser, including without limitation, any indemnification obligations under ARTICLE 5 hereof, in the event of a failure by Purchaser to obtain any consent, release, waiver or approval related to the transactions contemplated by this Agreement set forth on SCHEDULE 1.12, the cost of which shall be borne exclusively by Purchaser. Notwithstanding the foregoing, the parties agree that Seller and Purchaser shall each bear 50% of any Losses incurred in obtaining consents to the assignments from Seller to Purchaser of the New York Lease, the Bank of America Lease, and the IBM Credit Corporation Lease (the "Leases") and 50% of any Losses relating to any damages resulting to Purchaser from any failure to obtain the foregoing consents, including, but not limited to, relocation costs relating to moving into leasehold space comparable to the space leased by Seller pursuant to the New York Lease, which relocation costs shall not exceed

$100,000, and Losses relating to increases in lease rates; provided, however, that prepaid items shall not be deemed to be Losses under this SECTION 1.12. Seller and Purchaser agree to cooperate in good faith to obtain consents to the assignments of the Leases. In addition, each party agrees to obtain the consent of the other party before entering into any new agreements comparable to the Leases, which consent shall not be unreasonably withheld.

         1.13 Intercompany Balances. Purchaser hereby acknowledges and agrees that the divisional intergroup and intercompany accounts receivables set forth on SCHEDULE 2.1.6 shall be paid in the ordinary course of business consistent with the past practices of Seller on terms no longer than sixty (60) days.

                                  ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties as to Seller. Parent and Seller jointly and severally represent and warrant to Purchaser as of the date hereof as follows:

         2.1.1    Corporate Status.

         (a) Corporate Existence. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Seller is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

         (b) Authorization. Each of Parent and Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Parent and Seller. This Agreement and the other agreements and instruments to be executed by Parent and Seller in connection with this Agreement have been duly executed and delivered by Parent and Seller and constitute the legal, valid and binding obligation of Parent and Seller.

         2.1.2    Conflicts, Consents.

         (a) Conflicts. Except as set forth on SCHEDULE 2.1.2, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby in the manner contemplated hereby, will not
(x) result in the creation of any Lien upon any of the Assets; or (y) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent, notice or other action under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Parent or Seller, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which Seller is a party or by which Seller or its properties may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to Seller.

         (b) Consents. Except as set forth in SCHEDULE 2.1.2, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by Parent or Seller (whether under applicable law, pursuant to agreements to which Parent or Seller is a party, or otherwise) in connection with the execution and delivery of this Agreement or the consummation by Parent and Seller of the transactions contemplated hereby in the manner contemplated hereby, except for those consents and approvals the absence of which will not have a Material Adverse Effect.

         2.1.3 Financial Information, Material Adverse Change, Undisclosed Liabilities.

         (a) Financial Statements. Seller has delivered to the Purchaser an unaudited balance sheet, income statement and statement of cash flow of the JPSA Division for the fiscal year ended October 30, 1999, prepared from and in accordance with the books and records of Seller as of, and for the period ended on such date, representing only bona fide transactions and including the related statements of income for the period then ended (the "Annual Financials"). Seller also has delivered to the Purchaser an unaudited balance sheet and statement of operations of the JPSA Division for the nine (9) month period ended July 29, 2000 (the "Interim Financials"), prepared from and in accordance with the books and records of Seller as of, and for the period ended on, such date and representing only bona fide transactions. The Annual Financials and Interim Financials are set forth in SCHEDULE 2.1.3. SCHEDULE
2.1.3 contains a detail of all credits, prepaid rentals and other prepaid expenses, deferred charges, advance payments, security deposits and prepaid items owned by Seller and relating exclusively to the operations of the JPSA Division. The Annual Financials and the Interim Financials have been prepared in accordance with GAAP and accounting practices consistently applied throughout the periods indicated (and in accordance with Seller's past practices) and present fairly the results of operations and (in the case of the Annual Financials) cash flows of the JPSA Division for the respective periods indicated, except that the Interim Financials may be subject to year-end audit adjustments in accordance with GAAP, and set forth accruals for all liability of Seller with regard to wages, vacation and other benefits owing to employees of Seller, but not yet paid as of the date thereof.

         (b) Material Adverse Change. Except as disclosed on SCHEDULE 2.1.3, since July 29, 2000, there has been no change in the business, financial condition, properties, liabilities or operations of the JPSA Division that has had a Material Adverse Effect.

         (c) Undisclosed Liabilities. Seller has no liabilities or obligations arising out of or relating to the business and operations of the JPSA Division, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) except (x) as disclosed in the Interim Financials, (y) as disclosed in SCHEDULE 2.1.3, and
(z) nonmaterial current liabilities incurred since July 29, 2000 in the ordinary course of business consistent with past practice.

         2.1.4 Personal Property. SCHEDULE 2.1.4 sets forth all machinery, equipment, furniture and other material items of tangible personal property (other than inventory and Excluded

Assets) with an initial book value in excess of $2,000 utilized by Seller in connection with the JPSA Division as presently conducted, all leases and agreements associated therewith and certain other assets of Seller located at the Monaghan Plant. Seller has good and marketable title to, and owns free and clear of any Liens, except for Permitted Liens, all of the Personal Property Assets including, without limitation, all personal property reflected in
SCHEDULE 2.1.4. The Personal Property Assets comprise all assets, other than the Excluded Assets and Real Property, required for the continued conduct of the JPSA Division by Purchaser as presently conducted. Except as disclosed in
SCHEDULE 2.1.4, the Personal Property Assets are in all material respects adequate for the purposes for which such Personal Property Assets are currently used or are held for use, are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of Seller, there are no facts or conditions affecting the Personal Property Assets which could, individually or in the aggregate, interfere in any material respect with the continued use thereof in the usual and normal conduct of the business and operations of the JPSA Division consistent with past practice.

         2.1.5    Real Property.

         (a) Seller has marketable title in fee simple to the Owned Real Property free and clear of any Liens, except for Permitted Liens. Upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by
SECTION 1.6(A), Seller will thereby transfer to Purchaser marketable title to the Owned Real Property free and clear of any Liens, except for Permitted Liens. Seller has in all material respects performed all obligations required to be performed by Seller to the date hereof under the Real Property Leases described in SCHEDULE 2.1.5 and to the knowledge of Seller, no dispute exists with regard to Seller's right to enjoy the premises under such leases. Except to the extent a violation would not individually or in the aggregate cause a Material Adverse Effect, the Real Property, including the buildings and operations of Seller conducted thereon, are in compliance with all applicable ordinances, regulations and zoning laws, do not encroach on the property of others, are not subject to any Liens of any nature whatsoever, encroachments, building or use restrictions, exceptions, reservations or limitations that interfere or impair the present and continued use thereof in the usual and normal conduct of the business and operations of Seller. Seller has not received written notice of any violation of any applicable zoning regulation, ordinance, or other law, order, regulation, or requirement relating to the Real Property and Seller has no Knowledge of any such violation. Seller has not received written notice of any pending or threatened condemnation proceedings related to the Real Property and Seller has no Knowledge of any such pending or threatened proceedings.

         (b)      Except as set forth in SCHEDULE 2.1.5;

         (i) The plants, structures, material tangible properties, and equipment owned, operated, or leased by Seller at the locations of the Real Property are in conformity in all material respects with all applicable laws, ordinances, orders, regulations, and other requirements presently in effect or, to Seller's Knowledge, scheduled to take effect;

         (ii) Seller has delivered to Purchaser true and correct copies of all title insurance policies and all surveys and deeds to the Owned Real Property that are in Seller's possession;

         (iii) Seller is not in violation of, or default under, any material legal requirement pertaining to any of the Leased Real Property, and no written notice of violation of any legal requirement, or of any covenant, condition, restriction or easement affecting any of the Leased Real Property or with respect to the use or occupancy thereof, has been given to Seller;

         (iv) No condemnation proceeding is pending or, to the Knowledge of Seller, threatened which would impair the occupancy, use or value of any of the Real Property; and

         (v) There are no (A) subleases, licenses, concessions or other agreements, written or oral, granting to any other person the right to acquire, use or occupy any portion of, any of the Leased Real Property, or (B) persons (other than Seller) in possession of any of the Leased Real Property.

         2.1.6 Accounts Receivable. SCHEDULE 2.1.6 contains a list that is true and complete in all material respects of all receivables arising out of or relating to the Customer Lists or the business and operations of the JPSA Division in excess of $500 (the "Accounts Receivable") and an aging of all such Accounts Receivable as of October 28, 2000 (the "AR Ledger"). Except for Accounts Receivable with respect to which applicable reserves are set forth on the Closing Date Balance Sheet, the Accounts Receivable reflected on the AR Ledger and those that have arisen since July 29, 2000 have arisen from bona fide sales transactions in the ordinary course of business and are valid claims enforceable against the account debtor.

         2.1.7 Inventories. The inventories of the JPSA Division are fit and sufficient in all material respects for the purposes for which they were purchased or manufactured, except as set forth on SCHEDULE 2.1.7 which sets forth all obsolete items and below-standard quality items which have been written off or written down to net realizable value on the books of the JPSA Division in accordance with GAAP applied on a consistent basis. The values shown for inventories on the books of the JPSA Division reflect the normal inventory policy of Seller (including the writing down or reserving of the value of slow-moving or obsolete inventory of below-standard quality to estimated net realizable market value in accordance with GAAP) at the lower of cost or market and are not in excess of the value of such inventories computed in accordance with GAAP applied on a consistent basis. Seller owns the inventories of the JPSA Division free and clear of any Liens.

         2.1.8    Intellectual Property.

         (a) SCHEDULE 2.1.8 contains a list of all (x) logos, trade styles, trade names, trademarks, service marks (and applications therefor), (y) patents and patent applications; and (z) copyrights (and applications therefor), whether registered or not, owned by or assigned to Seller or in which Seller has an interest by license, agreement, shop right, common law, or otherwise, used in and relating to the JPSA Division (collectively, the "Listed Intellectual Property"). Except as set forth on SCHEDULE 2.1.8, to the Knowledge of Seller, no third party is engaged in any activity not duly authorized by Seller which would constitute an infringement of any Listed Intellectual Property or (i) any processes, designs, formulas, inventions, trade secrets, know-how, ideas or concepts which are presently used in the operation of the JPSA Division, or (ii) the

Customer Lists (collectively, together with the Listed Intellectual Property, the "Intellectual Property"). Except as set forth on SCHEDULE 2.1.8, there are no claims or proceedings pending or, to the Knowledge of Seller, threatened against Seller asserting that Seller has, is or was infringing any patent, trademark, trade name or other intellectual property rights of any third party relating to the JPSA Division. Except as set forth on SCHEDULE 2.1.8, Seller owns or by license or otherwise has the right to use all Intellectual Property. No intellectual property other than the Intellectual Property is necessary for the conduct of the JPSA Division as currently conducted.

         (b)      The Customer Lists delivered to Purchaser pursuant to SECTION
3.4 contain a true, correct, and complete copy of the list of the customers who have purchased fabric from the JPSA Division during the past two (2) years in aggregate amounts of more than $250,000 per year.

         2.1.9 Material Agreements. Except for the contracts, franchises, agreements, plans, leases and licenses described in SCHEDULE 2.1.9, Seller is not a party to or subject to:

         (a) any written employment contract or any other written or oral agreement or arrangement relating to compensation or severance payments with any officer, consultant, director or employee of the JPSA Division;

         (b) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or other benefits for individuals who are employees of the JPSA Division;

         (c) any contract or agreement with any labor union relating to the JPSA Division;

         (d) any lease (other than leases of real property described in SCHEDULE 2.1.5) relating to the JPSA Division that involves payment of annual rentals in excess of $50,000;

         (e) any contract or agreement for the purchase of any materials, services, or supplies relating to the JPSA Division that involves annual payments in excess of $50,000 (other than purchase orders in the ordinary course or business and contracts or agreements not terminable on less than 90 days' notice);

         (f) any contract or agreement for the purchase of equipment or any construction or other contract or agreement relating to the JPSA Division, not otherwise covered by this SECTION 2.1.9, that involves annual payments in excess of $50,000;

         (g) any contract or agreement for the sale of products of the JPSA Division other than purchase orders in the ordinary course of business;

         (h) any contract or agreement with an agent, sales representative, dealer or other distributor of products of the JPSA Division not terminable on less than 90 days' notice;

         (i) any instrument evidencing or related to indebtedness for money loaned or borrowed by Seller or indebtedness guaranteed by Seller, with respect to the JPSA Division;

         (j) any contract or agreement relating to the JPSA Division, not otherwise covered by this SECTION 2.1.9, containing covenants materially limiting the freedom of the JPSA Division (or, to the Knowledge of Seller, any key employee of the JPSA Division) to compete in any line of business or with any person;

         (k) any license or franchise agreement relating to the JPSA Division in which Seller is the licensor or franchisor;

         (l) any license or franchise agreement relating to the JPSA Division in which Seller is the licensee or franchisee;

         (m) any contract, agreement, commitment or understanding relating to the Customer Lists other than purchase orders in the ordinary course of business;

         (n) any contract for the purchase, licensing or development of software relating to the JPSA Division;

         (o) any agreement which provides for incurrence of debt for borrowed money with respect to the JPSA Division; (p) any guarantee of the obligations of customers, distributors, suppliers, officers, directors, employees, affiliates or others with respect to the JPSA Division;

         (q) any contract relating to the JPSA Division not made in the ordinary course of business consistent with past practice; or

         (r) any contract or agreement relating to the JPSA Division, not of the type covered by any of the other items of this SECTION 2.1.9, which involves the payment or receipt by Seller of $50,000 or more in any one year and which by its terms is either (i) not to be performed by Seller prior to one year from the date hereof, or (ii) does not terminate, or is not terminable, by and without penalty to Seller prior to one year from the date hereof.

Except as set forth in SCHEDULE 2.1.9, Seller has delivered to Purchaser correct and complete copies of all Material Agreements, and all such Material Agreements are valid and in full force and effect and neither Seller, nor, to the Knowledge of Seller, any other party to such Material Agreements has breached any material provision of or is in default in any material respect under the terms of any such Material Agreement. SCHEDULES 2.1.4, 2.1.5, 2.1.8 AND 2.1.9 correctly identify each Material Agreement which is or might be terminable by any other party upon the sale of substantially all the Assets or occurrence of any of the other transactions contemplated by this Agreement.

         2.1.10 Absence of Certain Changes. Except as set forth in SCHEDULE 2.1.10, since July 29, 2000, Seller has not, with respect to the JPSA Division:

         (a) mortgaged, pledged or subjected to any Lien, lease, or other charge or encumbrance any of the Assets, except for Permitted Liens;

         (b) acquired or disposed of any material assets or properties, or entered into any agreement or other arrangements for any such acquisition or disposition, or entered into or amended or terminated any Material Agreement, except inventory in the ordinary course of business consistent with past practice;

         (c) (i) increased the wages, salaries, compensation, pension or other benefits payable to any employee other than in accordance with the normal compensation and benefit policies of Seller consistent with past practice, (ii) granted any severance or termination pay other than in accordance with the normal compensation and benefit policies of Seller consistent with past practice, (iii) entered into any employment, severance or consulting agreement or arrangement with any officer or salaried employee that is not terminable by the employer without cause and without penalty, (iv) changed any benefit plan or labor agreement relating to the employees of the JPSA Division except to comply with applicable law, or (v) granted, made or accrued, contingent or otherwise, any bonus, incentive compensation, service award or other like benefit, to or to the credit of any personnel of Seller;

         (d) forgiven or canceled any material debts or claims or waived any material claims or rights other than in the ordinary course of business consistent with past practice or canceled or terminated any contract, agreement or other instrument material to Seller;

         (e) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the properties or assets of the JPSA Division that could reasonably be expected to have a Material Adverse Effect;

         (f) suffered any strike or other labor trouble materially affecting the JPSA Division or its operations;

         (g) incurred any indebtedness for borrowed money other than trade indebtedness incurred in the ordinary course of business and normal use of Seller's bank lines of credit, all consistent with past practice;

         (h) paid, repaid, redeemed, retired, repurchased or otherwise acquired, directly or indirectly, the principal of any indebtedness for borrowed money (or any installment thereof), prior to the regularly scheduled maturity date thereof (as in effect on the date such indebtedness was originally incurred) other than normal use of Seller's bank lines of credit consistent with past practice;

         (i) changed any pricing practices (other than in the ordinary course consistent with past practices) or any method of accounting or accounting practice or policy of Seller;

         (j) conducted its business other than in the ordinary course consistent with past practice, except as required by this Agreement;

         (k) settled or compromised any claim, suit or cause of action involving more than $25,000;

         (l) materially altered its collection practices with respect to accounts receivable, including any practice which has had the effect of accelerating the recording and billing of accounts receivable;

         (m) materially altered its payment practices with respect to accounts payable, including any practice which has had the effect of delaying the payment of expenses and other reserves in connection with the business and accounts of Seller;

         (n) made any capital expenditures or commitments therefore outside the ordinary course of business in excess of $25,000; or

         (o)      agreed to do any of the foregoing.

         2.1.11 Insurance. The Assets are insured under the various policies of general liability and other forms of insurance, as set forth on SCHEDULE
2.1.11. No written notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policies has been received by Seller.

         2.1.12 Litigation. Except as set forth in SCHEDULE 2.1.12, there is no action, suit, proceeding, claim, arbitration, grievance, or investigation pending or, to the Knowledge of Seller, threatened against or affecting the business and operations of the JPSA Division or the Assets, or which would prevent the consummation of the transactions contemplated hereby, nor is Seller aware of any basis for any such action, suit, proceeding, claim, arbitration, grievance or investigation which would have a Material Adverse Effect or which would prevent the consummation of the transactions contemplated hereby.

         2.1.13 No Judgments or Orders. With respect to the business and operations of the JPSA Division, Seller is not a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any Governmental Authority or any other party either enjoining it in respect of any business practice or the conduct of business in any area or the acquisition of any property or which otherwise has or could have a Material Adverse Effect.

         2.1.14   Compliance with Laws, Permits.

         (a) Compliance with Laws. Except as set forth on SCHEDULE 2.1.14, Seller is not in violation of any applicable laws or regulations or any applicable orders, rules, writs, judgments, injunctions, decrees or ordinances applicable to the business or operations of the JPSA Division, the violation of which would have a Material Adverse Effect. Except as set forth on SCHEDULE 2.1.14, Seller has not received any written notice to the effect that Seller is not in compliance with any such laws, regulations, orders, rules, writs, judgments, injunctions, decrees or ordinances, and to Seller's Knowledge, there are no presently existing circumstances that are likely to result in violations of any such regulations, which could, in any one case or in the aggregate, be reasonably expected to have a Material Adverse Effect.

         (b) Permits. All material permits, governmental licenses, orders, registrations, and other approvals of all federal, state, local and foreign governmental and regulatory bodies with respect to the conduct of the JPSA Division have been obtained by Seller, are set forth on SCHEDULE 2.1.14, and are in full force and effect, and there has been neither any violation, suspension or cancellation thereof nor, to Seller's Knowledge, any basis for any such claim. Except as disclosed on SCHEDULE 2.1.14, the consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any such governmental license or permit, nor will there be required (i) any consent of any issuing authority, or (ii) any fees, expenses or Taxes relating to the transfer or assignment of such permits or licenses, as a result of the consummation of the transactions contemplated hereby.

         2.1.15 Tax Matters. With respect to the JPSA Division, Seller has correctly prepared and timely filed all federal, foreign, state and local tax returns and other tax reports required to be filed by Seller and has paid, or, with respect to current taxes not yet due and payable, set up an adequate reserve on the books of Seller for the payment of, all federal, foreign, state and local income taxes and all other taxes (including, without limitation, all franchise, gross receipts, license, property, sales, use, excise, intangible, severance, stamp, occupation, environmental, social security, withholding, employment, unemployment or payroll taxes, and interest or penalties thereon, and all such other taxes along with all federal, foreign, state and local income taxes (being defined collectively as "Taxes") required to be paid in respect of the periods covered by such returns, and has set up an adequate reserve on the books of Seller for the payment of all Taxes payable by Seller in respect of the period subsequent to the last of such periods. All such returns are true, complete and correct. Seller is not delinquent in the payment of any Taxes with respect to the JPSA Division, has not waived any statute of limitations in respect of any such Taxes or has not requested or agreed to any extension of time within which to file any tax return or report or with respect to a tax assessment or deficiency relating to the JPSA Division. No deficiencies for Taxes with respect to the JPSA Division have been assessed or asserted, and, except as set forth on SCHEDULE 2.1.15, Seller knows of no unresolved questions or claims concerning the tax liability of Seller with respect to the JPSA Division. Except as set forth on SCHEDULE 2.1.15, there is no pending or, to the Knowledge of Seller, threatened examination or audit by the Internal Revenue Service or any state taxing authorities of any tax returns relating to the JPSA Division. Except as disclosed on SCHEDULE 2.1.15, no claim has ever been made by any Governmental Authority in any jurisdiction where Seller does not file tax returns that Seller is or may be subject to that jurisdiction. All proper amounts have been collected or withheld and paid by Seller to the relevant taxing authority for all Taxes payable or anticipated to be payable with respect to the JPSA Division. Except as set forth on SCHEDULE 2.1.15, since January 1998, (i) the business and operations of the JPSA Division have not been audited by any taxing authority, (ii) Seller is not and has not been a party to a tax allocation or sharing agreement and has not otherwise assumed any liability for Taxes of any third party, including as a transferee or successor, and (iii) Seller has not been (nor does it have any liability for unpaid taxes, whether under Section 1.1502-6 of the Treasury regulations or otherwise, because it was) a member of an affiliated group within the meaning of Section 1504(a) of the Code or any unitary, affiliated or similar group for state, local or foreign tax purposes.

         2.1.16   Compliance with ERISA.

         (a) The term "Benefit Plan" shall include each bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, life or other insurance pension or retirement, profit sharing, supplemental unemployment, layoff, consulting, fringe benefit including, but not limited to, vacation, paid holidays, personal leave, or any similar plan, program, agreement, arrangement, policy or understanding (other than arrangements involving the payment of wages) sponsored, maintained or contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") (an "ERISA Affiliate"), whether or not subject to the laws of a country or jurisdiction other than the United States, for the benefit of any current or former employee, partner, or independent contractor of Seller, whether foreign or domestic and whether formal or informal and whether legally binding or not with respect to which Seller or any ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

         (b) SCHEDULE 2.1.16 contains a true and complete list of each Benefit Plan.

         (c) Neither Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current or former employee, partner or independent contractor of Seller, other than (i) as contemplated or required by this Agreement, and (ii) to increase the employee's share of the cost of benefits.

         (d) With respect to each of the Benefit Plans listed on SCHEDULE 3.3(B), Seller has heretofore delivered to the Purchaser (or will deliver to the Purchaser no later than 30 days prior to the Closing) true, correct and complete copies of each of the following documents: (i) the Benefit Plans (including all amendments thereto), (ii) if the Benefit Plan is funded through a trust, a copy of the trust (including all amendments thereto), (iii) the most recent determination letter received from the Internal Revenue Service with respect to each such Benefit Plan that is intended to be qualified under
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") as well as any pending application for a determination letter, and (iv) the most recent summary plan descriptions, together with each summary of material modifications, required under ERISA with respect to such Benefit Plan or as otherwise provided to Benefit Plan participants or beneficiaries.

         (e) Except as set forth on SCHEDULE 2.1.16, there are no pending or, to the knowledge of Seller, threatened claims of any Employees against or otherwise involving any of the Benefit Plans (other than routine claims for benefits).

         (f) Except as set forth on SCHEDULE 2.1.16, each Benefit Plan that is an employee pension benefit plan, as defined in ERISA Section 3(2) (a "Qualified Benefit Plan"), has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification, to the knowledge of Seller.

         (g) The property and assets of Seller are not, and as of the Closing Date will not be, subject to a lien imposed under ERISA or the Code, with respect to any Benefit Plan. No assets of Seller have been provided as security to any Benefit Plan pursuant to Code section 401(a)(29).

         (h) On or after the date hereof and through the period ending 90 days after Closing, each Qualified Benefit Plan has not been, and will not be,
(i) terminated by Seller, (ii) amended
in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder, or (iii) amended in any manner which would materially increase the cost to Purchaser of maintaining such Qualified Benefit Plan.

         (i) No event has occurred and no condition exists that would subject Purchaser to any tax under Code sections 4971, 4972, 4977 or 4979 or to a fine or penalty under ERISA Section 502(c) or under any other applicable sections of the Code or ERISA.

         (j) Except as set forth on SCHEDULE 2.1.16 or in SECTION 3.3, the events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Employees to severance pay, unemployment compensation, or other similar payments under any Benefit Plan, law or agreement, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Benefit Plan or agreement or compensation to any Employees, (iii) result in any payments (including parachute payments) under any Benefit Plan, law or agreement becoming due to any Employees, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Benefit Plan or any employment agreement.

         (k) The PBGC has not instituted proceedings to terminate any of the Benefit Plans.

         2.1.17 Labor Matters. SCHEDULE 2.1.17 sets forth a complete and correct list of (i) all present employees and sales representatives employed or engaged by Seller in the JPSA Division and (ii) a list of each such employee who earns $75,000 or more in base salary, setting forth each such employee's base salary, any bonus received by him or her in the past twelve (12) months ended December 31, 1999, his or her current remuneration, the amount of any increase in salary, perquisite, fringe benefit or other compensation since December 31, 1999, and a description of all perquisite and fringe benefits he or she receives or is eligible to receive. Except as set forth on SCHEDULE 2.1.17, there has been no material work stoppage or slowdown or other material labor difficulties relating to the business and operations of the JPSA Division. Except as set forth on SCHEDULE 2.1.17, Seller is not a party to any collective bargaining agreement with any labor union or similar organization relating to the JPSA Division, nor does Seller know of any such organization which represents or claims to represent any of employees of the JPSA Division or is currently seeking to represent or organize the employees of the JPSA Division.

         2.1.18 Questionable Payments. Neither Seller nor, to Seller's Knowledge, any of its directors, officers, agents, employees or other persons associated with or acting on behalf of Seller has with respect to the JPSA Division (a) used any corporate funds for illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect illegal payments to government officials or employees, or foreign government officials or employees, from corporate funds,
(c) established or maintained any illegal or unrecorded fund of corporate moneys or other assets, (d) made or received any bribe, rebate, payoff, influence payment, kickback or other illegal payment, or (e) made any other material payment, favor or gift related to the assets or operations of the JPSA Division that is prohibited by law.

         2.1.19   Environmental. Except as disclosed on SCHEDULE 2.1.19,

         (a) Seller is in compliance, and Seller at all times has complied, in all material respects, with all Environmental, Health or Safety Requirements of Law applicable to the JPSA Division, the Owned Real Property and Leased Real Property (collectively, the "Real Property"), including, without limitation, the use, maintenance and operation of the Real Property, and all activities and conduct of business related thereto, including, without limitation, the treatment, remediation, removal, transport, storage and/or disposal of any Contaminant;

         (b) Seller has obtained, as required by Environmental, Health or Safety Requirements of Law, to obtain all material environmental, health and safety permits, consents, licenses and other authorizations (collectively, "EHS Permits") necessary for the operation of the JPSA Division and the ownership and operation of the Real Property, all such EHS Permits are in good standing, and Seller is currently in compliance in all material respects with all terms and conditions of such EHS Permits. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such EHS Permits exists. To the Knowledge of Seller, there are no proceedings threatened which would jeopardize the validity of any such EHS Permits;

         (c) Seller is not subject to any judicial or administrative proceeding, notice, order, judgment, decree or settlement, or to the Knowledge of Seller, any investigation, alleging or addressing in connection with the JPSA Division or the Real Property: (i) any violation of any Environmental, Health or Safety Requirements of Law, (ii) any Remedial Action, or (iii) any claims or liabilities and costs arising from the Release or threatened Release of any Contaminant;

         (d)      No Environmental Lien has attached to any Real Property;

         (e) Seller has not received any written notice, claim or other communication concerning and has no Knowledge that would reasonably lead Seller to believe that any of the following exist: (i) any alleged violation of any Environmental, Health or Safety Requirements of Law at the Real Property, whether or not corrected to the satisfaction of the appropriate authority, (ii) alleged liability of Seller for Environmental Damages arising out of or related to the JPSA Division or any of the Real Property, or (iii) any alleged liability of Seller arising out of or related to the JPSA Division or the Real Property for the Release or threatened Release of a Contaminant at any location, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, or summons relating to the condition, use, maintenance or operation of any of the Real Property, or the suspected presence of Contaminants thereon or therefrom, nor to the Knowledge of Seller is there any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed;

         (f) There has been no Release of any Contaminants in reportable quantities, nor, to the Knowledge of Seller, is there any threatened release of any Contaminants, at, to or from any of the Real Property;

         (g) None of the Real Property is listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or listed on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and to the Knowledge of Seller there is no condition at any of such Real Property which, if known to a Governmental Authority, would qualify such Real Property for inclusion on any such list;

         (h) Seller has not disposed (as such term is defined in the Federal Resource Conservation and Recovery Act ("RCRA")) of any hazardous waste (as such term is defined in RCRA) at any of the Real Property which is not in material compliance with the applicable Environmental, Health and Safety Requirements of Law;

         (i) Seller has not transported or arranged for the transport of any Contaminant to any site in connection with the JPSA Division which is not in material compliance with the applicable Environmental, Health and Safety Requirements of Law;

         (j) Seller has not transported or arranged for the transport of any Contaminant in connection with the JPSA Division to any facility or site for the purpose of treatment or disposal which (i) is included on the NPL or CERCLIS, (ii) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under RCRA or any state or local solid or hazardous waste regulatory law, or (iii) at the time of the disposal had received a notice of violation with respect to alleged violations of any Environmental, Health or Safety Requirements of Law;

         (k) There is not constructed, placed, deposited, stored, disposed nor located on any of the Real Property any asbestos in any form except in compliance with applicable Environmental, Health or Safety Requirements of Law;

         (l) No underground improvements, including, but not limited to, treatment or storage tanks, sumps, or water, gas or oil wells, or associated piping, but excluding utility-owned underground improvements, are or have ever been located on any of the Real Property;

         (m) There is not constructed, placed, deposited, released, stored, disposed, leaching nor located on any of the Real Property any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs; and

         (n) Seller has not received any written notice, claim or other communication alleging liability on the part of Seller for the material violation of any Environmental, Health or Safety Requirements of Law, for Environmental Damages, or for the Release or threatened Release of any Contaminant in connection with the JPSA Division or properties previously owned or operated by Seller in connection with the JPSA Division and Seller has no Knowledge that would reasonably lead Seller to believe that any such liability exists.

         2.1.20 Brokers, Finders. Other than First Union Securities, Inc. ("FUSI"), whose fees will be paid by Seller, Seller has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation.

         2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and Parent as of the date hereof as follows:

         2.2.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as will be conducted following the consummation of the transactions contemplated by this Agreement. Purchaser is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a material adverse effect on the business or operations of Purchaser, including such jurisdictions as will be required by the consummation of the transactions contemplated by this Agreement. All of the issued and outstanding shares of capital stock of Purchaser have been duly authorized by all necessary corporate action and are validly issued, fully paid and nonassessable and are owned as set forth on SCHEDULE 2.2.1.

         2.2.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and the other agreements and instruments to be executed by Purchaser in connection with this Agreement have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of the Purchaser.

         2.2.3    Conflicts, Consents.

         (a) Conflicts. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby in the manner contemplated hereby, do not and will not conflict with or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent, notice or other action under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Purchaser, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Purchaser is a party or by which it may be bound, or
(iii) any judgment, order, decree, law, statute, rule or regulation applicable to Purchaser.

         (b) Consents. No consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person (including any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) is required to be obtained by Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby.

         2.2.4 Litigation. There is no action, suit, proceeding, claim, arbitration, grievance, or investigation pending, or, to Purchaser's Knowledge, threatened, against Purchaser which would prevent the consummation of the transactions contemplated hereby, nor is Purchaser aware of any basis for any such action, suit, proceeding, claim, arbitration, grievance, or investigation which would prevent the consummation of the transactions contemplated hereby.

         2.2.5 Brokers, Finders. Other than Azalea Capital, L.L.C. whose fees will be paid by Purchaser, Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

         2.2.6 Senior Debt. So long as no breach has occurred under the documentation relating to the Senior Debt, there is no covenant in such documentation that would prohibit payment of the Earnout Amount to Seller.

                                   ARTICLE 3.
                                CERTAIN COVENANTS

         3.1 Efforts to Consummate Transaction. Subject to the terms and conditions herein provided, each of the parties agrees to use its commercially reasonable efforts (without obligation to make any payment to any third party except as expressly provided herein) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to make effective the transactions contemplated hereby in accordance with the terms of this Agreement.

         3.2 Discharge of Excluded Liabilities. Subject to the limitations set forth in ARTICLE 5, Seller covenants and agrees that it will hold Purchaser harmless from, and indemnify Purchaser against, the Excluded Liabilities, including each and every liability and obligation of Seller in respect to the JPSA Division or the Assets arising from events occurring on or prior to the Closing Date, except only those obligations expressly assumed by Purchaser at the Closing pursuant to SECTION 1.5, it being understood and agreed that Purchaser is assuming no liabilities or obligations of Seller other than the Assumed Liabilities.

         3.3      Employee Matters.

         (a) Purchaser represents and warrants that as of the Closing Date it has made offers of employment to all active, full-time employees, and to those employees on leave, absence, or layoff who are listed in SCHEDULE 3.3(a), of the JPSA Division at the Facilities (the "Employees") for at least a ninety
(90) day period following the Closing Date on terms comparable in the aggregate to the compensation and benefit levels provided to such Employees by Seller as of the date hereof and that it shall hire all such Employees who accept such offers of employment. Seller shall be liable and responsible for any obligations under the Worker Adjustment and Restraining Notification Act, as amended (the "WARN Act"), with respect to employees of Seller, the basis of which arises prior to the Closing Date and not in relation to the transactions contemplated hereby, and Purchaser shall be liable and responsible for any obligations under the WARN Act with respect to the Employees.

         (b) Effective as of the Closing Date, Purchaser and Seller shall take all necessary steps, including the adoption of said Benefit Plans, in accordance with the terms of the Benefit Plans and applicable laws, including ERISA and the Code, to enable all Employees hired by Purchaser (the "Hired Employees") to continue participating in the Benefit Plans listed on SCHEDULE 3.3(B), upon payment of any necessary premiums therefor, for a period which will not extend beyond the 90-day period commencing on the Closing Date (the "Interim Period"). Said continued participation shall not include retiree medical benefits or retiree death benefits. Seller and Purchaser shall cooperate to accomplish the efficient administration of the Benefit Plans during the Interim Period. Seller shall retain liability for all claims incurred by the Employees (and their enrolled dependents) under the Benefit Plans prior to the Closing Date. Purchaser shall be liable for all claims incurred by Hired Employees (and their enrolled dependents) under the Benefit Plans on or after Closing Date. Purchaser shall also pay the portion of administrative expenses and the cost of specific and aggregated stop-loss insurance coverage applicable to the Hired Employees' participation in said Benefit Plans for the Interim Period. For purposes of this
SECTION 3.3, a claim shall be deemed to have been incurred on the date on which each medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto. The inception date of workers compensation claims shall be determined by applicable state laws.

         (c) After the end of the Interim Period, Purchaser shall cover the Hired Employees under employee benefit Plans established and maintained by Purchaser, which shall provide credit for coverage periods under Seller's Benefit Plans against any exclusion period for pre-existing conditions.

         (d) Seller shall be responsible for complying with the continuation health care coverage requirements of section 4980B of the Code ("COBRA") pertaining to any Seller's Benefit Plan, with respect to any individual who became a "qualified beneficiary" prior to the Closing Date. Seller will offer Employees who are not Hired Employees the opportunity to elect continued health coverage under COBRA, to the extent required by law. Purchaser shall be responsible for complying with all requirements of COBRA with respect to any Hired Employee (or enrolled dependent) on or after the Closing Date, and shall reimburse Seller for all claims paid for Hired Employees (or their "qualified beneficiaries") who elect continued health coverage under COBRA on or after the Closing Date and are required to receive said coverage under Seller's Benefit Plans.

         (e) Seller shall be responsible for payment of all short and long-term disability claims arising from disabilities of Employees that occurred prior to Closing to the extent required by Seller's Benefit Plans. Purchaser shall be responsible for payment of all short and long-term disability claims arising from disabilities incurred by Hired Employees that occur on or after the Closing Date to the extent required by Purchaser's Benefit Plans.

         (f) Seller shall pay any severance costs payable pursuant to any severance policies or Benefit Plans, if applicable, that are incurred with respect to any Employees due to the consummation of the transactions contemplated by this Agreement, including any claim by a Hired Employee that transfer of employment from the JPSA Division to Purchaser constitutes a termination of employment which entitles him or her to severance benefits.

         (g) As to any Hired Employee, Seller agrees to cause the release of such Hired Employee from any contractual provision with Seller which would impair the utility of such Hired Employee's services to Purchaser or which would impose upon such Hired Employee any monetary or other obligation to Seller which otherwise would be occasioned by the transfer of such Hired Employee's employment to Purchaser, including, without limitation, any agreements of noncompetition or confidentiality owed to Seller, but only to the extent required to permit them to work for the JPSA Division after the Closing Date.

         (h) At the request of Purchaser, Seller shall cause to be transferred from the Savings, Investment and Profit Sharing Plan of JPS Textile Group, Inc. ("Seller's 401(k) Plan") to the Purchaser's 401(k) Plan the liability for the account balances of the Hired Employees employed by Purchaser as of the end of the Interim Period, together with assets the fair market value of which is equal to such liability. The transfer shall take place as soon as reasonably possible after the Interim Period; provided, however, that, unless waived by Seller, such transfer shall not take place until the furnishing to Seller by Purchasers of a copy of the plan document and trust agreement establishing the Purchaser's 401(k) Plan (including amendments thereto) and a copy of the most recent favorable determination letter from the IRS with respect to the qualification of the Purchaser's 401(k) Plan under section 401(a) of the Code; and further provided that, unless waived by Purchasers, such transfer shall not take place until the furnishing to Purchasers by Seller of a copy of the favorable determination letter from the IRS with respect to the qualification of the Seller's 401(k) Plan. In lieu of a favorable determination letter, either party may provide a written opinion from their counsel that the plan in question satisfies the qualification requirements of section 401(a) of the Code. Seller and Purchaser shall cooperate in filing with all government agencies any documents required in connection with the transfer of assets.

         (i) Pending the completion of the transfer described in SECTION 3.3(H), Seller shall make arrangements for any required payments to the Hired Employees from the Seller's 401(k) Plan, in the event of their retirement or other separation from service within the meaning of section 401(k) of the Code. Seller and Purchaser shall provide each other with access to information reasonably necessary in order to carry out the provisions of this SECTION 3.3(H).

         (j) Seller shall treat all Hired Employees as being 100% vested under the Pension Plan for Employees of JPS Industries, Inc. and shall pay all benefits due to the Hired Employees under said Plan in accordance with the terms of such Plan. If requested by Seller, Purchaser will provide written notice (prepared at the expense of Seller) to all Hired Employees, including those on
SCHEDULE 3.3(A), concerning transition under Seller's Benefit Plans.

         3.4 Customer Lists. As of the Closing Date, Seller shall deliver to Purchaser all Customer Lists in its possession in such format as Purchaser shall reasonably request.

         3.5 Financing. Purchaser has adequate funds to purchase the Assets and to otherwise fulfill its obligations hereunder.

         3.6      Tax Matters.

         (a) Purchaser has completed any and all exemption certificates or similar documents which may be required by any state or local taxing authority with respect to any Taxes (including, without limitation, any sales or use or other transfer Taxes) in order (i) to obtain an exemption from the imposition of any such Taxes to the greatest extent possible under applicable law, (ii) to relieve Purchaser of any obligation to withhold any portion of the Purchase Price, and

(iii) to hold Seller harmless from any Taxes described in SECTION 3.6(C) in connection with the transactions contemplated by this Agreement.

         (b) Seller and Purchaser shall (i) each provide the other with such assistance as may be reasonably requested by either of them in connection with the preparation of any tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit, examination, proceeding or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, both Purchaser and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules and other records or information which are relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date.

         (c) Notwithstanding any provision of state or local law or this Agreement to the contrary, Seller will pay any sales, use, transfer, stamp, documentary or similar Taxes and recording and filing fees (and file any tax returns relating to such Taxes) applicable to the transactions contemplated by this Agreement, it being agreed that none of such payments shall be borne directly or indirectly by Purchaser.

         3.7 Transactional Tax Undertakings. The parties hereto shall cooperate to make any necessary filings with federal, state and local taxing authorities and to furnish any required supplemental information to any foreign, federal, state or local governmental or taxing authorities resulting from the consummation of the transaction contemplated by this Agreement.

         3.8 Property Taxes. Personal property taxes and assessments with respect to the Assets and real estate ad valorem taxes payable by Seller with respect to the Real Property, if any, shall be prorated as of the Closing Date on the basis of the calendar year in which the Closing occurs, regardless of when such taxes become a lien or are payable. If the rate of any such taxes shall not be fixed prior to the Closing Date, the proration thereof at the Closing shall be upon the basis of the rate for the preceding calendar year applied to the latest assessed valuation, the same shall be appropriately and promptly adjusted, if necessary, between Seller and Purchaser when the rate is fixed for the calendar year during which the Closing occurs.

         3.9 Satisfaction of Certain Indebtedness. At the Closing, Seller shall take such actions (including without limitation paying, or directing Purchaser to apply any portion of the Purchase Price to pay to, the appropriate creditors of Seller) as may be required to fully pay, satisfy and discharge all of the indebtedness of Seller or Parent listed or described on SCHEDULE 3.9 and to secure the release as of the Closing of all Liens on the Assets relating thereto.

         3.10     Accounts Receivable.

         (a) In the event that Seller receives any payment relating to any Account Receivable outstanding on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, Purchaser. Seller will promptly endorse and deliver to

Purchaser any cash, checks or other documents received by Seller on account of any such Accounts Receivable.

         (b) After the Closing Date, Purchaser shall use its reasonable best efforts to, collect all Accounts Receivable included in the Assets and Purchaser shall not, without Seller's consent, grant any discounts or concessions with respect thereto.

         (c) Purchaser shall deliver to Seller a true and correct list of its Accounts Receivable aging with fifteen (15) business days following the expiration of the period during which such Accounts Receivable are deemed "uncollectible" in accordance with this SECTION 3.10. Accounts Receivable shall be deemed "uncollectible" if remaining unpaid 180 days after the Closing Date.

         (d) In the event that any Account Receivable or any portion thereof (less applicable reserves for any such Account Receivable set forth on the Closing Date Balance Sheet) is not paid by the date as of which it is deemed uncollectible as herein provided, Purchaser shall be entitled to reimbursement from Seller in the amount of such unpaid Account Receivable. Upon such reimbursement, the claim or cause of action against the debtor not making payment shall be assigned by Purchaser to Seller and Seller may take such measures to enforce collection of the unpaid items as Seller shall deem necessary. In connection with the collection of any Accounts Receivable, remittance by a customer shall be first credited to the Accounts Receivable bearing the earliest date unless the customer has specified the particular invoice to which a remittance pertains, in which case the credit shall be made to the invoice specified.

         3.11     Technical Support.

         (a) For a period of twelve (12) months following the Closing Date, upon the request of Parent or Purchaser, as the case may be, Purchaser shall provide to Parent, and Parent shall provide to Purchaser, any or all of the technical support and services described on SCHEDULE 3.11(A) or SCHEDULE 3.11(B) hereof. The support and services described in SCHEDULES 3.11(A) AND 3.11(B) shall be provided by Parent or Purchaser at no charge or cost to the other party.

         (b) For such period of time as Parent and Purchaser shall participate in any multiple employer plans, if Parent or Purchaser incurs any out-of-pocket expense in connection with a multiple employer plan as it relates to employees of the other party, the recipient party shall reimburse the party incurring such out-of-pocket expense for such expense. The parties acknowledge and agree that no right of set off shall arise under this SECTION 3.11.

                                   ARTICLE 4.
                              CONDITIONS PRECEDENT

         4.1 Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

         4.1.1 Certain Approvals, etc. All consents and approvals from Governmental Authorities and third parties required to be obtained by the Seller to consummate the transactions contemplated hereby, including all such consents set forth on SCHEDULE 2.1.2, shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of the Seller (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         4.1.2 No Litigation or Injunction. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein or which may have a Material Adverse Effect.

         4.1.3 Title Insurance. Seller shall have delivered to Purchaser a title insurance policy with regard to the Owned Real Property in an amount and form reasonably satisfactory to Purchaser and its lender. Survey costs and title insurance premiums shall be borne by Seller.

         4.1.4 Transfer Documents. Seller shall have executed and delivered to Purchaser the following:

         (a)      a Bill of Sale substantially in the form of EXHIBIT A;

         (b) an Assignment and Assumption Agreement, substantially in the form of EXHIBIT B, which together with the Bill of Sale, collectively cover all of the Assets;

         (c) Assignment and Assumption of Lease Agreements, each substantially in the form of EXHIBIT C, assigning to Purchaser Seller's leasehold interest in the Leased Real Property;

         (d) Releases, including, without limitation, termination statements under the Uniform Commercial Code of any financing statements filed against the Assets, evidencing discharge, removal and termination of all Liens to which the Assets are subject in connection with the indebtedness described in
SCHEDULE 3.9 which releases shall be effective at the Closing.

         (e)      for each interest in Owned Real Property identified on
SCHEDULE 2.1.5, a recordable special warranty deed or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Purchaser and executed by Seller; and

         (f) such other assignment documents relating to the Material Agreements as have been identified during due diligence.

         4.1.5 Opinion of Counsel. Purchaser shall have received a favorable opinion, addressed to Purchaser and dated the Closing Date, of Jones, Day, Reavis & Pogue, counsel to Seller, in substantially the form attached hereto as EXHIBIT D.

         4.1.6 Corporate Action. Seller and Parent shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement and shall have furnished Purchaser with certified copies of the resolutions adopted by their respective boards of directors.

         4.1.7 Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

         4.1.8 Transfer Documents. Purchaser shall have executed and delivered to Seller the following:

         (a)      a Bill of Sale, substantially in the form of EXHIBIT A;

         (b) an Assignment and Assumption Agreement, substantially in the form of EXHIBIT B; and

         (c) Assignment and Assumption of Lease Agreements, each substantially in the form of EXHIBIT C.

         4.1.9 Certain Approvals, etc. All consents and approvals from Governmental Authorities and third parties required to be obtained by Purchaser to consummate the transactions contemplated hereby shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of Purchaser (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the transactions contemplated hereby.

         4.1.10 No Litigation or Injunction. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein or which may have a Material Adverse Effect.

         4.1.11 Purchase Price. Seller shall have received from Purchaser the Cash Purchase Price as provided in SECTION 1.4.

         4.1.12 Opinion of Counsel. Seller shall have received a favorable opinion, addressed to the Seller and dated the Closing Date, of Kilpatrick Stockton LLP, counsel to the Purchaser, in substantially the form attached hereto as EXHIBIT E.

         4.1.13 Fairness Opinion. Parent and Seller shall have received an opinion of FUSI dated as of the date hereof to the effect that, as of the date of such opinion, the Purchase Price to be received by Parent and Seller is fair to Parent's stockholders from a financial point of view.

         4.1.14 Corporate Action. Purchaser shall have taken all corporation action necessary to approve the transactions contemplated by this Agreement and shall have furnished Seller with certified copies of the resolutions adopted by its board of directors.

                                   ARTICLE 5.
                                 INDEMNIFICATION

         5.1 Indemnification by Seller. Seller and Parent, jointly and severally, agree to indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, members, managers, shareholders, agents, employees, other representatives, successors and assigns from and against any and all liabilities, losses, claims, costs or damages ("Loss") and reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses, including expenses of investigation, but excluding loss of profits or other consequential damages ("Expense") suffered or incurred by it in connection with or arising from:

         (i) any breach by Seller or Parent of any warranty or the inaccuracy of any representation of Seller or Parent contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

         (ii) any breach by Seller or Parent of any of their obligations or covenants contained in this agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

         (iii) subject to SECTION 3.6, any Taxes of Seller or Parent for (A) any taxable period ended on or before the Closing Date or (B) in the case of a taxable period beginning before the Closing Date and ending after the Closing Date, the portion of such period ending on the Closing Date determined as if such taxable period ended on the Closing Date and the taxable income or other basis of taxation for such taxable period was determined by means of an actual closing of the books at the end of the Closing Date;

         (iv)     any Excluded Liabilities;

         (v) non-compliance by Seller or Parent with respect to any applicable bulk sales laws; and

         (vi) in addition to the indemnification provided in SECTION 5.1(I), any claims by third parties identified in SCHEDULE 2.1.8 and SCHEDULE
         2.1.12 with respect to the use of any Intellectual Property purchased by Purchaser;

provided, however, that except as otherwise provided in this SECTION 5.1, Seller and Parent shall be required to indemnify and hold harmless under SECTION 5.1 with respect to Loss and Expense incurred by Purchaser or its affiliates, successors and assigns only to the extent that the aggregate amount of such Loss and Expense exceeds $150,000 (the "Threshold Limitation"), at which time claims hereunder may be asserted for all claims in excess of the initial $150,000; and provided further that except as provided below, the aggregate liability of the Seller and Parent pursuant to this ARTICLE 5 will not exceed Seven Million ($7,000,000) (the "Amount Limitation"). The indemnification provided for in this
SECTION 5.1 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any party indemnified under this SECTION 5.1 thereafter) (the "Time Limitation").

Notwithstanding the foregoing, the Threshold Limitation, the Amount Limitation, and the Time Limitation described above shall not apply to the obligations and covenants of Seller and Parent under SECTIONS 1.9, 2.1.12, 2.1.15, 2.1.16, 2.1.19, 3.3, 3.11(B), 6.6 and those representations and warranties of Seller or Parent in ARTICLE 2 regarding title to and any encumbrances against the Assets, and the indemnification obligation contained in SECTION 5.1 with respect thereto shall survive for the applicable statutory periods for such claims (as the case may be, the "Survival Period"). Such indemnification obligation shall continue after the Closing Date as to any Loss or Expense of which Purchaser or its affiliates, successors or assigns has notified Seller in accordance with the requirements of SECTION 5.3 on or prior to the expiration of the applicable Survival Period in accordance with this SECTION 5.1, as to which the obligation of Seller and Parent shall continue until the liability of Seller and Parent shall have been determined pursuant to this ARTICLE 5, and Seller and Parent shall have reimbursed Purchaser, its affiliates, successors or assigns for the full amount of such Loss and Expense in accordance with this ARTICLE 5.

In addition, notwithstanding the foregoing, the Threshold Limitation, the Amount Limitation, and the Time Limitation described above shall not apply to Seller's and Parent's obligation to indemnify Purchaser for Losses resulting from those Excluded Liabilities described in SECTIONS 1.5(B)(II)-(V), (VII-XII), AND
(XIV)-(XVI), Losses resulting from those items set forth on SCHEDULES 2.1.12 AND 2.1.19, and Losses described in SECTION 1.12, which shall constitute the obligation of Seller and Parent without regard to any of the limitations described above and which shall survive without termination.

Neither Seller nor Parent shall be required to indemnify Purchaser against any Loss and Expense which constitutes an Assumed Liability. Purchaser shall not be deemed to have incurred any Loss or Expense with respect to any item for which there is a reserve or accrual on the Closing Date Balance Sheet until the total amount of such liability exceeds such reserve or accrual and then only for the excess.

Purchaser acknowledges that its officers, directors, employees, and authorized representatives and agents have been given the opportunity to examine the agreements, instruments, documents, and other information relating to the JSPA Division that they have requested to examine. Any inspection, preparation, or compilation of information or schedules, or audit of inventories, properties, financial condition, or other matters relating to Seller, Parent, or the JPSA Division pursuant to this Agreement shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller and Parent set forth herein; provided that to the extent that Seller and Parent prove by competent evidence that Jerry Hunter or Rod Grandy had actual knowledge before the Closing of facts contrary to the statements made in any representation or warranty of Seller or Parent set forth herein, which singly or in the aggregate could reasonably be expected to lead to a Loss in excess of Two Hundred Thousand Dollars ($200,000), and Purchaser completes the Closing without requiring correction or amendment of such contrary statements, Purchaser shall be estopped from asserting reliance on such contrary representation or warranty in connection with any post-Closing claim for indemnification pursuant to this ARTICLE 5. The covenants, representations, and warranties of Seller and Parent shall survive the Closing and the execution and delivery of all instruments of conveyance for the periods set forth in this
ARTICLE 5.

Purchaser shall have the right to withhold and set off against the Earnout Amount otherwise due the amount of claims of Purchaser pursuant to SECTION 5.1, whether such claims are resolved or disposed of by agreement, mediation, arbitration, or otherwise; provided, however, that such right of set off shall not be the sole recourse of such claims and Purchaser may pursue other remedies, at law or in equity, that may be available under this Agreement.

         5.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless Seller, Parent, and their respective affiliates and their respective officers, directors, members, managers, shareholders, agents, employees, other representatives, successors and assigns from and against any and all Loss and Expense incurred by them in connection with or arising from:

         (i) any breach by Purchaser of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

         (ii) any breach by Purchaser of any of its obligations or covenants in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

         (iii) any Loss or Expense arising from the Purchaser's ownership or use of the Assets or operation of the JPSA Division after Closing; and

         (iv)     the Assumed Liabilities;

provided, however, that Purchaser shall be required to indemnify and hold harmless under this SECTION 5.2 with respect to any Loss and Expense incurred by Seller or its affiliates, successors and assigns only to the extent that the aggregate amount of such Loss and Expense exceeds $150,000, at which time claims hereunder may be asserted for all claims in excess of the initial $150,000; and provided further that, except for Purchaser's obligations under SECTION 1.8, the aggregate liability of Purchaser pursuant to this ARTICLE 5 will not exceed Seven Million ($7,000,000). The foregoing indemnification shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any party indemnified under this SECTION 5.2 thereafter), provided, that the indemnification contained in SECTIONS 5.2(II), (III) and (IV) shall survive without termination. Such indemnification obligation shall continue, without regard to any investigation made at any time by Seller after the Closing Date, as to any Loss or Expense of which Seller or its affiliates, successors, or assigns has notified Purchaser in accordance with the requirements of SECTION
5.3 on or prior to the date such indemnification would otherwise terminate in accordance with this SECTION 5.2, as to which the obligation of Purchaser shall continue until the liability of Purchaser shall have been determined pursuant to this ARTICLE 5, and Purchaser shall have reimbursed Seller, Parent, and their affiliates, successors, or assigns for the full amount of such Loss and Expense in accordance with this ARTICLE 5.

         5.3      Notice of Claims.

         (a) If Purchaser or Seller believes that any of the persons indemnified under this ARTICLE 5 has suffered or incurred any Loss or incurred any Expense, Purchaser or Seller shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred, except that the failure to so notify shall not relieve a party of its obligations to indemnify, except to the extent its rights hereunder are materially prejudiced. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this ARTICLE 5, any such indemnified person shall promptly notify the indemnifying party of such action or suit.

         (b) The amount to which an indemnified person shall be entitled under this ARTICLE 5 shall be determined by the written agreement between the indemnified person and the indemnifying party. If the parties are unable to agree upon such amount, the indemnifying party shall pay that amount agreed upon between the parties and the remainder shall be determined as provided in SECTION
6.13 hereto.

         5.4      Third Party Claims.

         (a) In the event of a third party claim giving rise to indemnification hereunder, the indemnified persons shall promptly notify the indemnifying party in writing.

         (b) The indemnifying party shall have thirty (30) days after receipt of the notice referred to in SECTION 5.4(A) to notify the indemnified persons that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend and contest such action or suit in any manner the indemnified person reasonably deems appropriate; provided, however, that the indemnified persons shall not consent to the entry of any judgment, or into any settlement of such claim without the prior written consent of the indemnifying party, not to be unreasonably withheld or delayed. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party shall not settle or compromise any such action or suit without the indemnified party's prior written consent (not to be unreasonably withheld or delayed), unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to such action or suit, (x) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified person, or permit the issuance of an injunction or other equitable relief against the indemnified persons; (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through one counsel chosen by the indemnified persons, and the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this ARTICLE 5 the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive the right to indemnity therefore by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this ARTICLE 5 unless otherwise agreed by the parties.

                                   ARTICLE 6.
                                  MISCELLANEOUS

         6.1 Survival. Notwithstanding any otherwise applicable statute of limitations, all agreements, covenants, representations and warranties of Purchaser and Seller in this Agreement and in any other agreement, instrument or document delivered in connection herewith shall survive the Closing in accordance with their terms. Seller and Purchaser agree that the indemnification provisions set forth in ARTICLE 5 are the exclusive post-closing remedies with respect to the liability of Seller or Purchaser for the breach or inaccuracy of a representation or warranty or the breach of any covenant in this Agreement or in any agreement or instrument contemplated hereby; provided, however, that nothing herein shall preclude either party from seeking an equitable remedy or bringing an action for fraud or intentional misrepresentation.

         6.2 Expenses. Except as otherwise provided herein, Purchaser and Seller shall assume and bear their own expenses, costs and fees incurred in the preparation and execution of this Agreement and compliance herewith, including investment bankers', attorneys' and accountants' fees, whether or not the purchase and sale provided for herein shall be consummated.

         6.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties (which consent shall not be unreasonably withheld) and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that Purchaser may assign all of its rights and obligations under this Agreement to (i) one or more wholly-owned subsidiaries of Purchaser so long as Purchaser unconditionally guarantees the performance of such subsidiaries in a form reasonably acceptable to Seller, or (ii) the lender to Purchaser which is providing the financing to consummate the transaction contemplated hereby and any assignee or replacement lender therefore. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and such permitted successors and assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

         6.4 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge or termination is sought to be enforced. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether similar or not.

         6.5 Access After Closing. Each party shall retain for a period of two (2) years following Closing (six (6) years for tax, environmental and ERISA records) all books and records within its possession or control which it is permitted hereby to retain and which relate to the operation and conduct of the JPSA Division prior to Closing. Each party shall provide to the other party and its representatives reasonable access during normal business hours to copies of all such books and records upon request by the other party hereto.

         6.6 Bulk Sales Law. Purchaser hereby waives compliance by Seller with any applicable bulk sales law, and Seller agrees to indemnify Purchaser and hold Purchaser harmless from and against any and all liability thereunder, provided, however, that this indemnity shall not affect the obligation of Purchaser to pay and discharge the Assumed Liabilities and no indemnity is made under this SECTION 6.6 with respect to the Assumed Liabilities.

         6.7 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal processes in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such party as shall be specified by like notice):

         To Seller:

         JPS Industries, Inc.
         555 North Pleasantburg Drive, Suite 202
         Greenville, South Carolina 29607
         Attention:  Charles R. Tutterow
         Telecopy:  (864) 271-9939
         Telephone:  (864) 239-3915

         With a copy to:
         (which copy shall not constitute notice)

         Jones, Day, Reavis & Pogue
         3500 SunTrust Plaza
         303 Peachtree Street
         Atlanta, Georgia  30308-3242
         Attention:  Lizanne Thomas, Esq.
         Telecopy:  (404) 581-8330
         Telephone:  (404) 581-8411

         To Purchaser:
         JPSA Acquisition Corp.
         55 Beattie Place
         I Liberty Square, Suite 1500
         P.O. Box 2790
         Greenville, South Carolina 29602
         Telecopy:  (864) 235-1155
         Telephone:  (864) 235-0201

         With a copy to:
         (which copy shall not constitute notice)

         Kilpatrick Stockton LLP
         3500 One First Union Center
         301 South College Street
         Charlotte, North Carolina  28202-6001
         Attention:  David B. Whelpley, Jr., Esq.
         Telecopy:  (704) 338-5125
         Telephone:  (704) 338-5000

         6.8 Public Announcement. During the period through the Closing Date, neither Seller nor Purchaser will make, directly or indirectly, any public announcement with respect to this transaction without prior written approval of the other party, except as required by law.

         6.9 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.10 Entire Agreement. This Agreement (including the Schedules and Exhibits) and any further agreements entered into by Purchaser and Seller at the Closing constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         6.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

         6.12 Severability. If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         6.13 Arbitration. Except for (i) matters relating to specific performance, injunctive relief or other equitable remedies, or (ii) indemnifiable third party claims pursuant to ARTICLE 5, the parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by an arbitrator, and the hearing shall be held in Greenville, South Carolina. The selection of an arbitrator and the procedure shall be in accordance with the commercial arbitration rules then in effect of the American Arbitration

Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party pay for and bear the costs of its own experts, evidence and counsel's fees, except that in the discretion of the arbitrator, any award may include the costs of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration in bad faith.

         6.14 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources and, following the Closing, Purchaser shall have no obligation to treat in confidence documents, materials and other information so long as Purchaser's use of such information is related to the ongoing operation of the JPSA Division.

         6.15 Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         6.16 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this SECTION 6.16:

         (a)      "Accounts Receivable" shall have the meaning set forth in
SECTION 2.1.6.

         (b)      "Adjustment Amount" shall have the meaning set forth in
SECTION 1.7(C)

         (c)      "Adjustment Report" shall have the meaning set forth in
SECTION 1.7(B).

         (d) "Agreement" shall have the meaning set forth on Page 1 of this Agreement.

         (e)      "Amount Limitation" shall have the meaning set forth in
SECTION 5.1.

         (f)      "Annual Financials" shall have the meaning set forth in
SECTION 2.1.3.

         (g)      "AR Ledger" shall have the meaning set forth in SECTION 2.1.6.

         (h)      "Assets" shall have the meaning set forth in SECTION 1.1.

         (i)      "Assumed Liabilities" shall have the meaning set forth in
SECTION 1.5.

         (j) "Bank of America Lease" shall mean that certain equipment lease between Bank of America Leasing and Capital, LLC (successor to Nationsbanc Leasing Corporation of North Carolina) and Seller dated May 1, 1995.

         (k)      "Benefit Plan" shall have the meaning set forth in SECTION
2.1.16.

         (l)      "Cash Purchase Price" shall have the meaning set forth in
SECTION 1.4.

         (m) "Cash Purchase Price Adjustment" shall have the meaning set forth in SECTION 1.6(B).

         (n)      "CERCLA" shall have the meaning set forth in SECTION 2.1.19.

         (o)      "CERCLIS" shall have the meaning set forth in SECTION 2.1.19.

         (p) "Charge-Backs" shall mean charge-backs against amounts payable to Purchaser arising out of or relating to any period prior to the Closing Date.

         (q)      "Closing" shall have the meaning set forth in SECTION 1.3.

         (r)      "Closing Date" shall have the meaning set forth in SECTION
1.3.

         (s) "Closing Date Balance Sheet" shall have the meaning set forth in SECTION 1.7.

         (t) "Closing Date Working Capital" means the following with respect to assets and liabilities of the JPSA Division, the sum of inventory (net of reserves), accounts receivable (net of reserves) and prepaid expenses; minus, trade payables and accrued expenses. For purposes of the computation of the Closing Date Working Capital, (y) inventory, accounts receivable and prepaid expenses shall include only those items and amounts included in the Assets pursuant to SECTION 1.1 (including all related reserves), and (z) trade payables and accrued expenses shall include only those items and amounts included in the Assumed Liabilities pursuant to SECTION 1.5.

         (u)      "Code" shall have the meaning set forth in SECTION 2.1.16.

         (v)      "COBRA" shall have the meaning set forth in SECTION 3.3.

         (w) "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under Environmental, Health or Safety Requirements of Law.

         (x) "Cumulative Adjusted EBITDA" shall mean net income determined in accordance with GAAP consistent with past practice before consideration of
(i) interest income or expense; (ii) income taxes; (iii) depreciation; (iv) payment to reduce any principal of debt or capital lease obligations or any non-operating income or expenses, excluding non-operating income or expenses and including, but not limited to, warrants or preferred stock accretion, foreign currency gains or losses, and goodwill amortization; (vi) provisions for capital expenditures; (vii) any unusual or extraordinary items, including, but not limited to, management fees, or (viii) the amount of any Losses described in SECTION 1.12, except for the amount of any Losses required to be paid by Seller pursuant to SECTION 1.12 that Seller shall have failed to pay to Purchaser.

         (y) "Customer Lists" shall mean all customer lists, customer data, e-mail directories and other customer information relating to the JPSA Division.

         (z)      "Dispute Notice" shall have the meaning set forth in SECTION
1.7.

         (aa) "Disputed Amount" shall have the meaning set forth in SECTION 1.7(C).

         (bb)     "DOL" shall have the meaning set forth in SECTION 2.1.16.

         (cc)     "Earnout Amount" shall have the meaning set forth in SECTION
1.8.

         (dd)     "Earnout Payment Date" shall have the meaning set forth in
SECTION 1.8.

         (ee)     "Earnout Report" shall have the meaning set forth in SECTION
1.8.

         (ff)     "EHS Permits" shall have the meaning set forth in SECTION
2.1.19.

         (gg)     "Employees" shall have the meaning set forth in SECTION 3.3.

         (hh) "Environmental Damages" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants or noncompliance with Environmental, Health or Safety Requirements of Law with respect to the period prior to the Closing, including without limitation:

         (i) Damages related to the Real Property or Leased Real Property for personal injury or threatened personal injury (including sickness, disease or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

         (ii) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories and all other reasonable costs incurred in relation to the Real Property or Leased Real Property in connection with any damages as described in subparagraph (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of

         Environmental, Health or Safety Requirements of Law related to the Real Property, including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder; and

         (iii) Liability related to the Real Property or Leased Real Property to any third person or Governmental Authority to indemnify such person or Governmental Authority for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

         (ii) "Environmental, Health or Safety Requirements of Law" means all federal, state and local laws, statutes, codes, ordinances, rules, regulations, EHS Permits, or orders relating to or addressing the environment, health or safety in effect and as adopted as of the date of Closing, including, but not limited to, any law, statute, code, ordinance, rule, regulation, EHS Permit or order relating to (x) the use, handling or disposal of any Contaminant or (y) workplace or worker safety and health, as such requirements are promulgated by the specifically authorized Governmental Authority responsible for administering such requirements.

         (jj) "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental, Health or Safety Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

         (kk)     "ERISA" shall have the meaning set forth in SECTION 2.1.16.

         (ll) "ERISA Affiliate" shall have the meaning set forth in SECTION 2.1.16.

         (mm)     "Excluded Liabilities" shall have the meaning set forth in
SECTION 1.5.

         (nn)     "Expense" shall have the meaning set forth in SECTION 5.1.

         (oo) "Facilities" shall mean Seller's facilities located in Greenville, South Carolina, South Boston, Virginia, and Laurens, South Carolina, collectively.

         (pp)     "FUSI" shall have the meaning set forth in SECTION 2.1.20.

         (qq)     "GAAP" shall have the meaning set forth in SECTION 1.7.

         (rr) "Governmental Authority" means any agency, department, court or other administrative, legislative or regulatory authority of any federal, state or local governmental body.

         (ss)     "Hired Employees" shall have the meaning set forth in SECTION
3.3.

         (tt) "IBM Capital Corporation Lease" shall mean that certain master lease agreement, together with all supplements thereto, between IBM Capital Corporation and Seller.

         (uu)     "Intellectual Property" shall have the meaning set forth in
SECTION 2.1.8.

         (vv)     "Interim Financials" shall have the meaning set forth in
SECTION 2.1.3.

         (ww)     "Interim Period" shall have the meaning set forth in SECTION
3.3.

         (xx) "JPSA Division" shall have the meaning set forth on page 1 of this Agreement.

         (yy) "Knowledge, Knows or Known" with respect to any Person, shall mean the actual conscious awareness of such Person, and Knowledge or Known as to Seller shall mean such awareness of any of Michael Fulbright, Charles Tutterow, Monnie Broome, Reid McCarter, or Charlie O'Mahoney.

         (zz)     "Leases" shall have the meaning set forth in SECTION 1.12.

         (aaa)    "Leased Real Property" shall have the meaning set forth in
SECTION 1.1(A).

         (bbb) "Liens" means, with respect to any assets or properties (whether real, personal or mixed or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, pledge, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, option, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law or otherwise.

         (ccc) "Listed Intellectual Property" shall have the meaning set forth in SECTION 2.1.8.

         (ddd)    "Loss" shall have the meaning set forth in SECTION 5.1.

         (eee) "Material Adverse Effect" or "Material Adverse Change" shall mean a material adverse effect on the properties, assets (tangible and intangible), liabilities or financial condition of the JPSA Division.

         (fff) "Material Agreements" shall mean all contracts, franchises, agreements, plans, leases and licenses described in SCHEDULES 2.1.4, 2.1.5,
2.1.8 AND 2.1.9.

         (ggg) "Monaghan Plant" shall have the meaning set forth in the introductory paragraph to this Agreement.

         (hhh) "Net Working Capital" means the following with respect to assets and liabilities of the JPSA Division, the sum of inventory (net of reserves), accounts receivable (net of reserves) and prepaid expenses (but specifically excluding all cash and cash equivalent items); minus, trade payables and accrued expenses. For purposes of the computation of the Net Working Capital, (y) inventory, accounts receivable and prepaid expenses shall include only those items and amounts included in the Assets pursuant to SECTION
1.1 (including all related
reserves), and (z) trade payables and accrued expenses shall include only those items and amounts included in the Assumed Liabilities pursuant to SECTION 1.5.

         (iii) "New York Lease" shall mean that certain Office lease between 1185 Sixth, LLC (Lessor) and JPS Converter and Industrial Corp. (Lessee) dated September 1, 1999.

         (jjj)    "NPL" shall have the meaning set forth in SECTION 2.1.19.

         (kkk) "Office Property" shall have the meaning set forth in the introductory paragraph to this Agreement.

         (lll)    "Owned Real Property" shall have the meaning set forth in
SECTION 1.1(A).

         (mmm)    "Parent Designee" shall have the meaning set forth in SECTION
1.11.

         (nnn)    "Paying Party" shall have the meaning set forth in SECTION
1.7(C).

         (ooo)    "PBGC" shall have the meaning set forth in SECTION 2.1.16.

         (ppp)    "PCBs" shall have the meaning set forth in SECTION 2.1.19.

         (qqq) "Permitted Liens" means (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller in accordance with GAAP; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Seller in accordance with GAAP; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (iv) deposits, which in the aggregate are not material, to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases (other than financing leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (v) with respect to real property easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business consistent with past practice which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the JPSA Division; (vi) such imperfections or irregularities of title and encumbrances, if any, as are not substantial in character, amount or extent so as to materially detract from the value or interfere with the present use of the Real Property affected thereby or otherwise materially impair present business operations, and (vii) those liens or encumbrances described on Schedule attached hereto.

         (rrr)    "Personal Property Assets" shall have the meaning set forth in
SECTION 2.1.4.

         (sss)    "Purchase Price" shall have the meaning set forth in SECTION
1.4.

         (ttt) "Purchaser" shall have the meaning set forth on Page 1 of this Agreement.

         (uuu)    "Qualified Benefit Plan" shall have the meaning set forth in
SECTION 2.1.16.

         (vvv)    "RCRA" shall have the meaning set forth in SECTION 2.1.19.

         (www)    "Real Property" shall have the meaning set forth in SECTION
2.1.19.

         (xxx)    "Real Property Leases" shall have the meaning set forth in
SECTION 1.1(A).

         (yyy) "Receiving Party" shall have the meaning set forth in SECTION 1.7(C).

         (zzz) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water or groundwater.

         (aaaa) "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, to design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

         (bbbb) "Returns" shall mean all liabilities and obligations for discounts, credit, allowances and refunds to customers issued by Purchaser subsequent to the Closing Date in the ordinary course of business with respect to merchandise sold by Seller, whether manufactured by Seller or a third party, prior to the Closing Date.

         (cccc)   "Review Period" shall have the meaning set forth in SECTION
1.7.

         (dddd) "Seller" shall have the meaning set forth on page 1 of this Agreement.

         (eeee)   "Seller's 401(k) Plan" shall have the meaning set forth in
SECTION 3.3(H).

         (ffff)   "Senior Debt" shall have the meaning set forth in SECTION
1.8(E).

         (gggg) "Senior Lender" shall have the meaning set forth in SECTION 1.8(E).

         (hhhh) "South Boston Plant" shall have the meaning set forth in the introductory paragraph to this Agreement.

         (iiii)   "Survival Period" shall have the meaning set forth in SECTION
5.1.

         (jjjj)   "Taxes" shall have the meaning set forth in SECTION 2.1.15.

         (kkkk)   "Threshold Limitation" shall have the meaning set forth in
SECTION 5.1.

         (llll)   "Time Limitation" shall have the meaning set forth in SECTION
5.1.

         (mmmm)   "WARN Act" shall have the meaning set forth in SECTION 3.3.

         (nnnn) "Watts Plant" shall have the meaning set forth in the introductory paragraph to this Agreement.

         6.17 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of South Carolina, without giving effect to the conflict of laws rules thereof. Subject to the provisions of SECTION 6.13, Seller and Purchaser hereby consent to the jurisdiction of any State or Federal court located within the State of South Carolina and each irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts, and each hereby waives any objection which each may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       JPS INDUSTRIES, INC.


                                                /s/ Charles R. Tutterow
                                       -----------------------------------
                                       Name:    Charles R. Tutterow
                                       Title:   Executive Vice President


                                       JPS CONVERTER AND INDUSTRIAL CORP.


                                                /s/ Charles R. Tutterow
                                       -----------------------------------
                                       Name:    Charles R. Tutterow
                                       Title:   Executive Vice President


                                       JPSA ACQUISITION CORP.


                                                /s/ Rod W. Grandy, III
                                       -----------------------------------
                                       Name:    Rod W. Grandy, III
                                       Title:   CFO & V.P.